SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Capital One Financial Corporation
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NOTICE OF CAPITAL ONE FINANCIAL CORPORATION’S
2010 ANNUAL STOCKHOLDER MEETING

Important Notice Regarding the Availability of Proxy Materials for
The Stockholder Meeting To Be Held On April 29, 2010

The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com

The Annual Stockholder Meeting of Capital One Financial Corporation (“Capital One” or the “Company”) will be held at Capital One’s headquarters, 1680 Capital One Drive, McLean, Virginia 22102, on April 29, 2010, at 10:00 a.m.

Items of Business

As a stockholder you will be asked to:

1.	Elect W. Ronald Dietz, Lewis Hay III and Mayo A. Shattuck III as directors of Capital One;

2.	Ratify the Audit and Risk Committee’s selection of Ernst & Young LLP as independent auditors of Capital One for 2010;

3.	Approve, on a non-binding advisory basis, Capital One’s 2009 named executive officer compensation;

4.	Consider a stockholder proposal regarding senior executive stock retention requirements, if presented at the meeting;

5.	Consider a stockholder proposal regarding board declassification, if presented at the meeting; and

6.	Transact such other business as may properly come before the meeting.

Record Date

You may vote if you held shares of Capital One common stock as of the close of business on March 1, 2010.

Proxy Voting

Your vote is important. You may vote your shares in person at the Annual Stockholder Meeting, via the Internet, by telephone or by mail. Please refer to the section “How do I vote?” for detailed voting instructions. If you choose to vote in person at the Annual Stockholder Meeting, via the Internet or by telephone, you do not need to mail in a proxy card.

Annual Meeting Admission

Due to space limitations, attendance is limited to stockholders and one guest each. Admission to the meeting is on a first-come, first-served basis. Registration begins at 9:00 a.m. A valid picture identification and proof of stock ownership as of the record date must be presented in order to attend the meeting. If you hold Capital One stock through a broker, bank, trust or other nominee, you must bring a copy of a statement reflecting your stock ownership as of the record date. If you plan to attend as the proxy of a stockholder, you must present a legal proxy. Cameras, recording devices and other electronic devices are not permitted.

We look forward to seeing you at the meeting.

On behalf of the Board of Directors,

John G. Finneran, Jr.
Corporate Secretary
Capital One Financial Corporation
1680 Capital One Drive
McLean, VA 22102

March ___, 2010

TABLE OF CONTENTS

SECTION I – ABOUT THIS PROXY STATEMENT	1
SECTION II – GOVERNANCE OF CAPITAL ONE	5
SECTION III – SECURITY OWNERSHIP	18
SECTION IV – DIRECTOR COMPENSATION	21
SECTION V – COMPENSATION DISCUSSION AND ANALYSIS	24
SECTION VI – NAMED EXECUTIVE OFFICERS COMPENSATION	36
SECTION VII – EQUITY COMPENSATION PLANS	55
SECTION VIII – COMPENSATION COMMITTEE REPORT	58
SECTION IX – AUDIT AND RISK COMMITTEE REPORT	59
SECTION X – ELECTION OF DIRECTORS (ITEM 1 ON PROXY CARD)	60
SECTION XI – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS (ITEM 2 ON PROXY CARD)	61
SECTION XII – ADVISORY APPROVAL OF CAPITAL ONE’S 2009 NAMED EXECUTIVE OFFICER COMPENSATION
(ITEM 3 ON PROXY CARD)	62
SECTION XIII – STOCKHOLDER PROPOSAL REGARDING SENIOR EXECUTIVE STOCK RETENTION
REQUIREMENTS (ITEM 4 ON PROXY CARD)	63
SECTION XIV – CAPITAL ONE STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL REGARDING
SENIOR EXECUTIVE STOCK RETENTION REQUIREMENTS	64
SECTION XV – STOCKHOLDER PROPOSAL REGARDING BOARD DECLASSIFICATION (ITEM 5 ON PROXY CARD)	65
SECTION XVI – CAPITAL ONE STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL REGARDING
BOARD DECLASSIFICATION	66
SECTION XVII – OTHER BUSINESS	67

SECTION I – ABOUT THIS PROXY STATEMENT

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials?

In accordance with Securities and Exchange Commission (“SEC”) rules, instead of mailing printed copies of our proxy materials, we are furnishing the proxy materials to our stockholders via the Internet. This process will save the Company the cost of printing and mailing documents and will reduce the impact of annual meetings on the environment. Accordingly, on or about March ___, 2010, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). If you received a Notice, you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access our proxy materials for Capital One’s 2010 Annual Stockholder Meeting (the “Annual Meeting”) via the Internet, how to request a printed set of proxy materials and how to vote your shares.

What is the purpose of the proxy materials?

The Board of Directors of Capital One is providing you these materials in connection with the 2010 Annual Meeting. All stockholders who held shares as of the close of business on March 1, 2010 (the “record date”) are entitled to attend the Annual Meeting and to vote on the items of business outlined in this proxy statement. If you choose not to attend the Annual Meeting, you may vote your shares via the Internet, by telephone or by mail.

How do I access the Proxy Materials?

The Notice provides instructions regarding how to view our proxy materials for the 2010 Annual Meeting online. As explained in greater detail in the Notice, to view the proxy materials and vote, you will need to visit www.proxyvote.com and have available your 12-digit Control number(s) contained on your Notice.

How do I request paper copies of the proxy materials?

You may request paper copies of the 2010 proxy materials by following the instructions listed at www.proxyvote.com, by telephoning 1-800-579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.

What is the difference between a record holder and a holder of shares in street name?

You are a record holder if you hold Capital One shares directly in your name through Capital One’s transfer agent, Computershare Trust Company, N.A. (“Computershare”) as a stockholder of record.

If you hold Capital One stock through a broker, bank, trust or other nominee, then you are a holder of shares in street name. As a result, you must instruct the broker, bank, trust or other nominee about how to vote your shares. Under New York Stock Exchange (the “NYSE”) rules, if you do not provide such instructions, the firm that holds your shares will have discretionary authority to vote your shares with respect to “routine” matters.

Can I attend the Annual Meeting?

If you held shares of Capital One common stock as of the close of business on March 1, 2010, you may attend the Annual Meeting. Because seating is limited, only you and a guest may attend the meeting. Admission to the meeting is on a first-come, first-served basis. Registration begins at 9:00 a.m. You must present a valid picture identification and proof of Capital One stock ownership as of the record date. If you hold Capital One stock in street name, you must also bring a copy of a brokerage statement reflecting your stock ownership as of the record date. If you plan to attend as the proxy of a stockholder, you must present a legal proxy (described below). Cameras, recording devices and other electronic devices are not permitted at the meeting.

Am I entitled to vote?

You are entitled to vote if you were the record holder of Capital One common stock as of the close of business on March 1, 2010. All stockholders of record are entitled to one vote per share of common stock held for each matter submitted for a vote at the meeting. If you hold your shares in street name, you may instruct your broker regarding voting your shares using the same methods described below under “How Do I Vote?” On March 1, 2010, there were 456,373,968 shares of Capital One’s common stock issued and outstanding.

How do I vote?

By Internet

You may vote via the Internet by going to www.proxyvote.com and following the instructions on the screen. Have your Notice or proxy card available when you access the web page.

By Telephone

You may vote by telephone by calling the toll-free telephone number on the Notice or your proxy card (1-800-690-6903), which is available 24 hours a day, and following prerecorded instructions. Have your Notice or proxy card available when you call. If you hold your shares in street name, your broker, bank, trustee or other nominee may provide additional instructions to you regarding voting your shares by telephone.

By Mail

If you received your proxy materials by mail, you may vote by mail by marking the enclosed proxy card, dating and signing it, and returning it in the postage-paid envelope provided, or returning it to Capital One Financial Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Time for Voting Your Shares By Internet, Telephone or By Mail

You may vote via the Internet or by telephone up until 11:59 PM Eastern Daylight Time on April 28, 2010; if you vote by mail, your proxy card must be received by April 28, 2010.

In Person

If you are a record holder of Capital One shares, you may vote in person at the Annual Meeting. A valid picture identification and proof of stock ownership as of the record date must be presented in order to attend the meeting. Stockholders of record also may be represented by another person at the Annual Meeting by executing a legal proxy designating that person. See “Can I attend the Annual Meeting?” above for more information regarding attending the Annual Meeting.

If you hold your shares in street name, you must bring a copy of a statement reflecting your stock ownership as of the record date to attend the meeting. You must also obtain a legal proxy from your broker, bank, trust or other nominee and present it to the inspector of elections with your ballot to be able to vote at the Annual Meeting. To request a legal proxy, please follow the instructions at www.proxyvote.com.

What if I hold my shares in street name and I do not provide my broker, bank, trustee or other nominee with instructions about how to vote my shares?

You may instruct your broker, bank, trustee or other nominee on how to vote your shares using the methods described above. If you do not give voting instructions to the firm that holds your shares prior to the Annual Meeting, the firm has discretion to vote your shares according to the Board of Directors’ recommendations as shown below under “What are the Board of Directors’ recommendations?” with respect to Items 2 and 3 on the proxy card, both of which are considered “routine” matters. As a result of recent changes to NYSE rules, the election of members of the Board of Directors is no longer considered a “routine” matter and, therefore, the firm that holds your shares will not have discretionary authority to vote your shares for Item 1 if you do not provide instructions using one of the methods described above. Therefore, you are encouraged to participate in electing directors by returning voting instructions. Likewise, the firm that holds your shares does not have discretionary authority to vote your shares with respect to Items 4 and 5.

How do I vote my 401(k) shares?

If you participate in the Capital One Associate Savings Plan, you may vote the number of shares equivalent to your interest in the Capital One Pooled Stock Fund as credited to your account on the record date. You will receive instructions on how to vote your shares via email from Broadridge. The Trustee of the Associate Savings Plan will vote your shares in accordance with your duly executed instructions if they are received by April 26, 2010. If you do not send instructions, the trustee will not vote the share equivalents credited to your account.

Can I revoke my proxy?

Yes. You may revoke any proxy that you previously granted or change your vote by:
  if you are a record holder, giving written notice of revocation to: Corporate Secretary, Capital One Financial Corporation, 1680 Capital One Drive, McLean, VA 22102; or
  submitting another timely vote via the Internet, by telephone or by mailing a new proxy; or
  attending the Annual Meeting and voting in person. If your shares are held in street name, to vote at the Annual Meeting you must obtain a legal proxy executed in your favor from the firm that holds your shares and bring it to the Annual Meeting.

Your new vote must be submitted in accordance with the timeframes above under “Time for Voting Your Shares By Internet, Telephone or By Mail.”

What constitutes a quorum?

A quorum of stockholders is necessary to transact business at the Annual Meeting. A quorum exists if the holders of a majority of Capital One’s shares entitled to vote are present in person or represented by proxy, including proxies on which abstentions (withholding authority to vote) are indicated. Abstentions and broker non-votes will be counted in determining if there is a quorum, but neither will be counted as votes cast.

What is a broker non-vote?

As described above, under NYSE rules, if you hold your shares in street name and you do not submit voting instructions to the firm that holds your shares, the firm may have discretionary authority to vote your shares according to the recommendations of the Board of Directors with respect to “routine” matters. For non-routine matters, which includes the election of directors, if you do not submit voting instructions, the firm that holds your shares will not have discretion to vote your shares. This is called a “broker non-vote.”

Who will count the vote?

Votes will be tabulated by the Inspector of Elections. The Board of Directors has appointed a representative of Computershare to serve as the Inspector of Elections.

Will a list of stockholders be made available?

Capital One will make a list of stockholders available at the Annual Meeting and for ten days prior to the meeting, at our offices located at 1680 Capital One Drive in McLean, Virginia. Please contact Capital One’s Corporate Secretary at (703) 720-1000 if you wish to inspect the stockholders list prior to the Annual Meeting.

How much did the solicitation cost?

Capital One will pay the costs of the solicitation. We have retained Innisfree M&A Incorporated to assist us in the solicitation of proxies for an aggregate fee of $15,000, plus reasonable out-of-pocket expenses. In addition to Capital One soliciting proxies via the Internet, by telephone and by mail, our board members, officers and employees may solicit proxies on our behalf, without additional compensation.

What is “householding?”

Under SEC rules, a single package of Notices may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate Notice within the package. This procedure, referred to as householding, reduces the volume of duplicate materials stockholders receive and reduces mailing expenses. Stockholders may revoke their consent to future householding mailings by contacting Broadridge toll free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

What are the Board of Directors’ recommendations?

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxy holders will vote in accordance with the recommendations of the Board of Directors (the “Board”) as follows:

For the election of W. Ronald Dietz, Lewis Hay III and Mayo A. Shattuck III as directors of Capital One (see page 60);

For the ratification of the Audit and Risk Committee’s selection of Ernst & Young LLP as independent auditors of the Company for 2010 (see page 61);

For the advisory approval of Capital One’s 2009 named executive officer compensation (see page 62);

Against the stockholder proposal regarding senior executive stock retention requirements (see page 63); and

Against the stockholder proposal regarding board declassification (see page 65).

The Board is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is presented at the Annual Meeting, the persons named on the accompanying proxy card will, in the absence of stockholder instructions to the contrary, vote such proxy at their discretion.

What vote is necessary to approve each item?

All stockholders of record are entitled to one vote per share of common stock held for each nominee for director and for each other matter presented for a vote at the meeting.

Item 1 requests your vote for the election of three candidates for director. W. Ronald Dietz, Lewis Hay III and Mayo A. Shattuck III will each be elected as a director of Capital One if a majority of the votes cast on his election are voted in favor of such election. Capital One also maintains a “majority voting” policy, which requires that any director who fails to receive a majority of votes cast in favor of his or her election submit a resignation for the Board’s consideration. Cumulative voting for the election of directors is not permitted. For more information regarding Capital One’s director election process see page 60.

Item 2, the ratification of the Audit and Risk Committee’s selection of Ernst & Young LLP as independent auditors of the Company for 2010, will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal.

Item 3, the advisory approval of Capital One’s 2009 named executive officer compensation, will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal.

Item 4, the stockholder proposal regarding senior executive stock retention requirements, will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal.

Item 5, the stockholder proposal regarding board declassification, will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal.

As described under “How Do I Vote?” on page 1, under NYSE rules, if you hold your shares in street name and you do not submit voting instructions to the broker, bank, trust or other nominee that holds your shares, the firm will have discretionary authority to vote your shares according to the recommendations of the Board of Directors with respect to Items 2 and 3. If you do not submit voting instructions, the firm that holds your shares will not have discretion to vote your shares with respect to Items 1, 4 and 5. Abstentions and broker non-votes are not considered “votes cast” and thus do not have an effect on the outcome of the vote as to any of the items presented above.

SECTION II – GOVERNANCE OF CAPITAL ONE

Corporate Governance

Capital One is committed to strong corporate governance. Our governance practices not only comply with applicable laws, rules and regulations, including the Sarbanes-Oxley Act of 2002 and NYSE listing standards, but they also incorporate many emerging trends as key components of Capital One’s controls and governance program. The Board of Directors believes that these practices are important to the future success and growth of Capital One.

Corporate Governance Principles

We believe that sound corporate governance creates a foundation for the ethical and effective functioning of the Board, its Committees and Capital One as a whole. It is also critical to preserving the trust of our stakeholders, including investors, associates, customers, suppliers, governmental entities and the general public.

The Board of Directors has adopted Corporate Governance Principles to formalize the Board’s governance practices and its view of effective governance. The Board of Directors monitors external governance developments and practices, and reviews the Corporate Governance Principles periodically to ensure Capital One continues to implement effective governance practices. Capital One’s Corporate Governance Principles are available free of charge on the corporate governance page of Capital One’s Internet site at www.capitalone.com under “Investors.”

Code of Business Conduct and Ethics

Capital One is committed to honesty, fair dealing and integrity. This can only be achieved if the Board of Directors and all associates conduct their business affairs with the utmost integrity and ethical commitment. The Board of Directors has therefore adopted the Capital One Code of Business Conduct and Ethics (the “Code of Conduct”), which applies to all Capital One directors and associates, including Capital One’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other persons performing similar functions. The purpose of the Code of Conduct is to guide ethical actions and working relationships by Capital One’s directors, officers and associates with investors, current and potential customers, fellow associates, competitors, governmental entities, the media and other third parties with whom Capital One has contact.

The Code of Conduct, as amended from time to time, is available free of charge on the corporate governance page of Capital One’s Internet site at www.capitalone.com under “Investors.” Capital One will disclose on its website any amendment to the Code of Conduct or any waiver under the Code of Conduct granted to any of its directors or executive officers.

Board Composition and Meetings

The Board of Directors oversees Capital One’s business and directs its management. The Board does not involve itself with the day-to-day operations and implementation of Capital One’s business. Instead, the Board meets periodically with management to review Capital One’s performance, risks and business strategy. Directors also regularly consult with management outside of formal meetings to keep themselves informed about Capital One’s progress. The Board met fourteen times during 2009, including meetings comprising only the independent directors. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board and the committees on which the director served during the year. The non-management directors meet in executive session (without the presence of management) on a regularly scheduled basis, at least three times each year. The independent members of the Board meet at least annually in executive session to conduct the Chief Executive Officer’s evaluation.

Capital One expects all of its directors to attend the Annual Meeting. In 2009, all directors then serving attended the Annual Meeting.

Board Leadership Structure

Capital One is led by Mr. Richard Fairbank, who has served as Chief Executive Officer of Capital One since July 26, 1994, and as Chairman of the Board of Directors of Capital One since February 28, 1995. Capital One’s Board of Directors is comprised of Mr. Fairbank and nine non-management directors. The Corporate Governance Principles provide for a presiding director, to be appointed by the Board, who aids and assists the Chairman and the remainder of the Board in ensuring effective governance in managing the affairs of the Board and Capital One.

In addition to other duties more fully described in the Corporate Governance Principles, the presiding director, currently Ms. Hackett:
  presides at all executive sessions of the Board;
  serves as a conduit to the Chief Executive Officer of the views, concerns and issues of the independent directors;
  suggests matters and issues for inclusion on the Board’s meeting agendas;

  works with the Chairman of the Board and Committee chairs to ensure that agendas provide for sufficient time for discussion;
  has the authority to call meetings of the independent directors; and
  leads the annual CEO performance assessment and facilitates succession planning.
Detailed information on how to contact the Presiding Director is contained in the section entitled “How to Contact the Board and the Presiding Director.” Additional information on the Company’s succession planning process is located in Capital One’s Corporate Governance Principles.

The Board has four standing committees: Audit and Risk, Compensation, Governance and Nominating, and Finance and Trust Oversight. Each of these committees has a separate chair. Detailed information on each Board committee is contained in the section “Committees of the Board.”

We believe that a combined Chairman of the Board and Chief Executive Officer position, together with independent chairs for each of our Board committees, an independent presiding director and regularly-scheduled executive sessions of the Board is the most appropriate Board leadership structure for Capital One at this time. This structure demonstrates for our associates, customers, stockholders, investors, regulators and other stakeholders that Capital One’s Board is committed to engaged, independent leadership and performance of its responsibilities. Experienced and independent directors, sitting on various committees with independent chairs, oversee the Company’s operations, risks, performance and business strategy, and have appointed a presiding director with the duties described above. The Board believes that combining the Chair and CEO positions takes advantage of the talent and knowledge of Mr. Fairbank as the founder of Capital One and effectively combines the responsibilities for strategy development and execution with management of day-to-day operations. It also reduces the potential for confusion or duplication of efforts and provides clear leadership for Capital One. The Board believes that its strong governance practices, including its supermajority of independent members, the combination of the Chairman and Chief Executive Officer roles, and its clearly defined presiding director responsibilities, provide an appropriate balance among strategy development, operational execution and independent oversight of Capital One.

Board’s Role in Risk Oversight

The Board believes that effective risk management and control processes are critical to Capital One’s safety and soundness, our ability to predict and manage the challenges that Capital One and the financial services industry face, and, ultimately, Capital One’s long-term corporate success. Management is responsible for implementing Capital One’s risk assessment and management functions and for reporting to the Board on its processes and assessments with respect to the management of risk. The Board, in turn, both directly and through its committees, is responsible for overseeing management’s risk functions. We evaluate risks in terms of eight risk categories: strategic, compliance, operational, reputation, legal, credit, market and liquidity. Capital One’s Enterprise Risk Management policy, approved by the Board, summarizes Capital One’s risk appetite for each risk category and its governance of the amount of risk the Company takes.

The Audit and Risk Committee monitors the processes by which management assesses and manages risk, as set forth in its charter. The Chief Risk Officer, Chief Financial Officer, Chief Internal Auditor, Chief Compliance Officer, Chief Credit Review Officer and General Counsel each meet with, or provide reports to, Capital One’s Audit and Risk Committee at least once per quarter as well as separately with the Committee throughout the year on a periodic basis without other members of management present. The Finance and Trust Oversight Committee oversees the guidelines and policies that govern the process by which the Corporation assesses and manages market and liquidity risks. The Compensation Committee assesses the risks that Capital One’s overall compensation goals and objectives, as well as its senior executive, corporate incentive and any other programs that are reasonably likely to create a material risk to the Company, may encourage.

The Chief Risk Officer meets at least once per quarter with the Audit and Risk Committee and the full Board, and periodically with the Chair of the Audit and Risk Committee, the full Board, or individual members of the Board, as appropriate, to review the Company’s enterprise risk profile, credit risk or other risk topics.  In addition, the Chief Financial Officer meets at least quarterly with the Audit and Risk Committee, the Finance and Trust Oversight Committee or the full Board to discuss Capital One’s market risk, liquidity risk, financial results and financial forecasts. Throughout the year, strategic presentations and line of business updates to the Board or its Committees typically include reports on risk management.

Corporate Audit Services provides independent and objective assurance services and advice and counsel regarding risk management and control practices to ensure that risk management, internal controls and governance systems are adequate and functioning on a consistent and reliable basis. The Chief Internal Auditor reports organizationally to the Audit and Risk Committee of the Board, which has authority to hire, fire and compensate him.

Risk Assessment of Compensation Policies and Practices

The Compensation Committee actively oversees all of our compensation policies and practices, including our incentive compensation policies and practices, to ensure that they do not encourage risk-taking beyond our ability to manage risk, are compatible with effective controls and risk management, and align with our business strategy. From early 2009 through early 2010, partially in response to EESA and, later, the Federal Reserve Board of Governors' October 2009 “Proposed Guidance on Sound Incentive Compensation Policies” (the "Guidance"), the Compensation Committee reviewed and approved the overall goals and purposes of Capital One's corporate incentive program, the NEO (including the CEO) and other senior executive compensation programs and any other programs that are reasonably likely to create a material risk to the Company for 2009 and 2010. During the course of these reviews, the Committee discussed Capital One's most significant risks, including Capital One's status with respect to those risks and the relationship of those risks to the corporate incentive program and the NEO (including the CEO) and other senior executive compensation programs. The Committee also discussed these programs with Capital One's Chief Risk Officer, Chief Financial Officer and Chief Human Resources Officer and the Committee's independent consultant, as appropriate. Based on these discussions, the Committee believes that these incentive programs are consistent with Safety and Soundness and do not contain material incentives that the Compensation Committee would expect to drive excessive risk taking.

Director Independence

The Board has assessed whether each of its non-employee members is “independent” under Capital One’s Director Independence Standards, as described below. These standards, which have been adopted by the Board as part of Capital One’s Corporate Governance Principles reflect, among other things, the director independence requirements set forth in the listing standards of the NYSE and other applicable legal and regulatory rules, and describe certain relationships that the Board has determined to be immaterial for purposes of determining director independence. The Board has determined that each of Mr. Campbell, Mr. Dietz, Mr. Gross, Ms. Hackett, Mr. Hay, Mr. Leroy, Mr. Shattuck and Mr. Warner are independent under these standards. With respect to Mr. Westreich, the Board considered a loan from Capital One, National Association indirectly connected to Mr. Westreich and certain of his family members, as described below under “Related Person Transactions,” and determined that Mr. Westreich is not independent.

Related Person Transactions

Capital One’s policies and procedures for the review, approval or ratification of related person transactions are set forth in the Charter of the Governance and Nominating Committee, Capital One’s Code of Conduct and internal written procedures. The Charter of the Governance and Nominating Committee requires it to review on an annual basis any transactions involving Capital One and any of its directors, executive officers or their immediate family members and, as appropriate, to consider potential conflicts of interest or the appearance of potential conflicts of interest, as well as issues relating to director independence. The Governance and Nominating Committee performs this review each year based on the information provided by each director and executive officer on an annual questionnaire and through a review of Capital One’s internal systems for payments or other transactions that could indicate the presence of a related person transaction. In developing its assessment and recommendation regarding related person transactions to the Board of Directors, the Governance and Nominating Committee relies upon criteria set forth in the Code of Conduct to evaluate activities or relationships that may create a conflict of interest, including potential related person transactions. In addition to specific prohibitions, these criteria include the extent to which the proposed relationship would be legal, authorized and permitted (or prohibited) by Capital One policies, as well as the potential perspective of third parties regarding such relationships.

From time to time in the ordinary course of its business, Capital One issues loans to directors, executive officers and/or nominees for director, or a director’s, executive officer’s or director nominee’s immediate family member and/or any person sharing the household of such director, executive officer or director nominee (other than a tenant or employee). Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company and did not involve more than the normal risk of collectability or present other unfavorable features.

Internal written procedures require that any potential conflict of interest, including related person transactions involving any of Capital One’s directors or executive officers, be reviewed by the General Counsel (in the case of a director) and by either the General Counsel or Chief Human Resources Officer (in the case of an executive officer). If the reviewer believes that such relationship could create a conflict of interest or require disclosure as a related person transaction, a second review is conducted by the disinterested members of the Governance and Nominating Committee and ultimately, by the disinterested members of the Board of Directors (in the case of a director), or by the Chief Executive Officer (in the case of an executive officer).

Capital One has had one related person transaction since January 1, 2009. Prior to its acquisition by Capital One in 2006, North Fork Bank (now Capital One, National Association or the “Bank”) extended an interest-only non-recourse commercial real estate acquisition loan (with limited capital involvement obligations by the borrower) to a limited liability company of which a son of Stanley Westreich, one of Capital One’s directors, serves as manager through a separate entity and, together with other family members and third parties, is an investor. A family trust for which Mr. Westreich is the trustee and residual beneficiary has indirectly invested $22.2 million in the borrower, comprising a 49% indirect ownership interest and a $3.8 million indirect loan. The trust has no voting rights or other legal ability to control the borrower. The Bank’s loan had an original principal amount of $37.5 million, which has been the amount outstanding at all times since May 2005; matures in May 2010; and is secured by commercial real estate property in New York, New York. The borrower made all required loan payments in 2009, totaling $2.1 million at a rate of 5.5% per annum. At December 31, 2009, the Bank considered this loan “classified” under applicable regulatory guidelines and as a “potential problem” under applicable financial accounting guidelines. The borrower did not deliver the loan's interest payment due on January 1, 2010, as contractually agreed, and the loan entered past due status. The Bank is currently proceeding towards a judicial foreclosure of the underlying property or other resolution of the loan, and does not expect to take a substantial loss with respect thereto.

Committees of the Board

In order to assist it in fulfilling its functions, the Board of Directors conducts business through four Committees: the Audit and Risk Committee, the Compensation Committee, the Governance and Nominating Committee and the Finance and Trust Oversight Committee. Pursuant to Capital One’s Corporate Governance Principles and applicable law, the Audit and Risk, Compensation, and Governance and Nominating Committees are comprised solely of independent directors. Currently, the Finance and Trust Oversight Committee is comprised solely of non-management directors. The Chair of each Committee determines the frequency, length and agenda of meetings for his or her Committee in accordance with such Committee’s charter, in consultation with other members of the Committee and with appropriate members of management, and establishes an annual calendar of topics for consideration by the Committee. The Chair of each Committee may also seek comments on key issues from other directors who are not part of the Committee, and reports Committee activities to the full Board. In January 2010, each Committee and the Board of Directors approved the respective Committee’s amended and restated charter. Copies of the charter of each Committee are available free of charge on the Corporate Governance page of Capital One’s Internet site at www.capitalone.com under “Investors.” Below is a description of each Committee:

Audit and Risk Committee

Description

The Audit and Risk Committee is generally responsible for overseeing Capital One’s accounting, financial reporting, internal controls and risk assessment and management processes.

Key Responsibilities
  Monitor the integrity of Capital One’s financial statements and internal controls;
  Monitor Capital One’s compliance with legal and regulatory requirements;
  Review the qualifications, independence and performance of Capital One’s independent auditor;
  Appoint, compensate, retain and oversee Capital One’s independent auditor;
  Assess the performance of Capital One’s Chief Internal Auditor and Chief Credit Review Officer; and
  Monitor the processes by which management assesses and manages risk.
The Committee may delegate authority for certain responsibilities to subcommittees or members of management as the Committee deems appropriate and as permitted by law.

Financial Expert

Although other members of the Audit and Risk Committee may qualify as “audit committee financial experts” under the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission and the NYSE promulgated thereunder, the Board has designated Mr. Dietz as its “audit committee financial expert.”

Service

No member of the Audit and Risk Committee simultaneously serves on the audit committees of more than three public companies, including that of Capital One, except for Mr. Gross. The Board of Directors has determined, in accordance with NYSE rules, that Mr. Gross’ simultaneous service does not impair his ability to effectively serve on Capital One’s Audit and Risk Committee.

2009 Meetings

During 2009, the Audit and Risk Committee met twelve times.

Governance and Nominating Committee

Description

The Governance and Nominating Committee assists the Board of Directors with respect to a variety of corporate governance matters and practices.

Key Responsibilities
  Advise the Board on its organization, membership and function;
  Identify and recommend director nominees and the structure and membership of each Committee of the Board;
  Advise and recommend action on corporate governance matters applicable to Capital One; and
  Oversee the Board’s and the Chief Executive Officer’s annual evaluation processes and ensure that the directors engage in periodic discussions to plan for the Chief Executive Officer’s succession.
The Committee may delegate authority for certain responsibilities to subcommittees or members of management as the Committee deems appropriate and as permitted by law.

2009 Meetings

During 2009, the Governance and Nominating Committee met four times.

Compensation Committee

Description

The Compensation Committee assists the Board by reviewing and recommending officer titles and roles to the Board; overseeing and recommending benefit plans for Capital One associates to the Board; recommending compensation and benefit plans for the directors, the Chief Executive Officer and senior management to the Board’s independent directors; reviewing and approving the Committee’s report, and reviewing and recommending Capital One’s Compensation Discussion and Analysis disclosure for inclusion in this proxy statement; and carrying out such other responsibilities and activities as may be required by law or regulation.

Key Responsibilities
  Recommend director compensation to the Board of Directors;
  Recommend to the Board of Directors officers for election or re-election or the manner in which such officers will be chosen;
  Evaluate and recommend to the independent directors the Chief Executive Officer’s compensation in light of the independent directors’ assessment of his performance and anticipated contributions with respect to Capital One’s strategy and objectives;
  Recommend the salary levels, incentive awards, perquisites and termination arrangements for executive officers, other than the Chief Executive Officer, to the independent directors and the hiring or promotion of such executive officers to the Board;
  Review the Corporation’s goals and objectives relevant to compensation; oversee the Corporation’s policies and programs relating to compensation and benefits available to officers of the Corporation to ensure that they align with such goals and objectives; review relevant market data in establishing compensation and benefits programs;
  Periodically assess the risks that the Corporation’s overall compensation goals and objectives, and any material incentive compensation plans or programs, may encourage;
  Oversee other compensation and benefit programs and recommend benefit plans to the Board for approval;
  Administer Capital One’s 2004 Stock Incentive Plan, 2002 Associate Stock Purchase Plan and other employee benefit plans; and
  Recommend the inclusion of the Compensation Discussion and Analysis in the annual proxy statement or annual Form 10-K.
The independent directors of the Board may meet concurrently with the Compensation Committee, as appropriate, to review and approve compensation for the Chief Executive Officer and other executive officers.

The Committee may also delegate authority for certain responsibilities to subcommittees or members of management as the Committee deems appropriate and as permitted by law.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of Capital One’s Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of Capital One.

Compensation Committee Consultant

The Compensation Committee has the authority to retain and terminate legal counsel and other consultants and to approve such consultants’ fees and other retention terms. The Committee has retained the services of Frederic W. Cook & Co., Inc., an independent executive compensation consulting firm (the “Consultant”). The Consultant reports to the Chair of the Committee and its engagement may be terminated by the Committee at any time.

The Committee determines the scope and nature of the Consultant’s assignments. In 2009, the Consultant:

  Provided to the Committee independent competitive market data and advice related to the Chief Executive Officer, the other executive officers and director compensation, including the development of a group of comparator companies for purposes of competitive benchmarking;
  Reviewed for the Committee management-provided market data and recommendations on the design of compensation programs for senior executives other than the Chief Executive Officer;
  Reviewed for the Committee Capital One’s executive compensation levels, performance and the design of incentive programs;
  Reviewed the compensation program for Capital One’s directors and provided competitive compensation data and director compensation program recommendations to the Committee for review; and
  Provided information to the Committee on executive and director compensation trends and analyses of the implications of such trends for Capital One.
The Consultant generally attends Committee meetings and executive sessions upon the Chair of the Committee’s request, including meetings held jointly with the independent directors to review or approve the Chief Executive Officer’s, the other executive officers’ and the directors’ compensation.

The Consultant may also be present for Committee meetings during which compensation for senior executives other than the Chief Executive Officer is discussed to provide an independent perspective regarding such compensation practices.

The services provided by the Consultant are limited in scope as described above. The Consultant does not provide any services to the Company or its management other than the services provided to the Compensation Committee described above.

2009 Meetings

During 2009, the Compensation Committee met eight times.

Finance and Trust Oversight Committee

Description

The Finance and Trust Oversight Committee assists the Board of Directors in overseeing Capital One’s management of liquidity, capital and financial (or market) risks, as well as the trust activities of Capital One, National Association, a subsidiary of Capital One.

Key Responsibilities
  Monitor Capital One’s significant capital and funding transactions;
  Monitor liquidity and financial (or market) risks, as well as Capital One’s fiduciary activities and exposures;
  Oversee Capital One’s debt funding and capital programs;
  Oversee management and monitor execution of Capital One’s wholesale and retail funding plans;
  Recommend the payment of dividends on Capital One’s common stock to the Board of Directors; and
  Exercise general oversight of the trust activities of Capital One, National Association.
The Committee may delegate authority for certain responsibilities to subcommittees or members of management as the Committee deems appropriate and as permitted by law.

2009 Meetings

During 2009, the Finance and Trust Oversight Committee met five times.

Committee Membership

The table below provides a summary of the Board’s current Committee structure, membership and related information.

	Chair	Member	Audit Committee Financial Expert
	Audit and Risk Committee	Compensation Committee	Finance and Trust Oversight Committee	Governance and Nominating Committee

E.R. Campbell

W. Ronald Dietz

Patrick W. Gross

Ann Fritz Hackett

Lewis Hay, III

Pierre E. Leroy

Mayo A. Shattuck, III

Bradford H. Warner

Stanley Westreich

Director Nomination Process

The Governance and Nominating Committee considers and makes recommendations to the Board concerning nominees to create or fill open positions within the Board. Stockholders may propose nominees for consideration by the Committee by submitting the names and other relevant information as required by Capital One’s Amended and Restated Bylaws to the Corporate Secretary, with a copy to the Chair of the Committee, at the address set forth on the Notice of Annual Stockholder Meeting.

Director candidates, other than current directors, may be interviewed by the Chair of the Governance and Nominating Committee, other directors, the Chief Executive Officer and/or other members of senior management. The Committee considers the criteria described below, as well as the results of interviews and any background checks the Committee deems appropriate, in making its recommendation to the Board. The Committee also considers current directors for re-nomination in light of the criteria described below and their past and potential contributions to the Board.

Consideration of Director Nominees

All director candidates, including incumbent directors and those recommended by stockholders, are evaluated using the same criteria. These criteria are as follows:
  Candidates will represent diversity of experience and possess a strong educational background, substantial tenure and breadth of experience in leadership capacities, and business and financial acumen;
  Candidates may also be selected for their background relevant to Capital One’s business strategy, their understanding of the intricacies of a public company, their international business background and their experience in risk management; and
  Other relevant criteria may include a reputation for high personal and professional ethics, integrity and honesty, good character and judgment, the ability to be an independent thinker, and diversity along a variety of dimensions, including the candidate’s professional and personal experience, background, perspective and viewpoint.
The Governance and Nominating Committee and the Board believe that diversity along multiple dimensions, including opinions, skills, perspectives, personal and professional experiences and other differentiating characteristics, is an important element of its nomination recommendations. The Board considers each nominee in the context of the Board as a whole, with the objective of assembling a Board that can best maintain the success of Capital One’s business. Although the Board does not have a formal diversity policy, the Governance and Nominating Committee and the Board periodically review the Board’s membership in light of Capital One’s business model and strategic objectives, consider whether the directors possess the requisite skills, experience and perspectives to oversee the Company in achieving those goals, and may seek additional directors from time to time as a result of its considerations.

How to Contact the Board and the Presiding Director

Interested parties may make their concerns known to the Board or non-management directors as a group by contacting the Presiding Director, care of the Corporate Secretary, at the address below:

Presiding Director
Board of Directors
c/o Corporate Secretary’s Office
Capital One Financial Corporation
1680 Capital One Drive
McLean, Virginia 22102

Communications may also be sent to individual directors at the same address.

The Corporate Secretary reviews all communications sent to the Board, Committees or individual directors and forwards all substantive communications to the appropriate parties. Communications to the Board, the non-management directors or any individual director that relate to Capital One’s accounting, internal accounting controls or auditing matters are referred to the Chair of the Audit and Risk Committee and Capital One’s Chief Internal Auditor. Other communications are referred to the Presiding Director, the Chair of the appropriate Committee and/or the specified director, as applicable.

Information about our Directors and Executive Officers

Capital One’s current executive officers and directors, who are nominated for election or who are continuing to serve their terms after the Annual Meeting, are listed below with a brief description of their business experience.

Directors

All of our directors have demonstrated business acumen, the ability to exercise sound judgment and a commitment of service to Capital One and the Board.  Our directors also bring to our Board a wealth of executive leadership experience derived from their service as executives and, in many cases, chief executive officers, of large corporations. We also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. Set forth below is each director’s biographical information and a description of the nature of each director’s experience that the Board believes supports his or her continuing service as a director.

Richard D. Fairbank, 59
Chairman, Chief Executive Officer and President

Mr. Fairbank is founder, Chairman, Chief Executive Officer and President of Capital One Financial Corporation. Mr. Fairbank also serves as Chairman of Capital One Bank (USA), National Association and Capital One, National Association.

Mr. Fairbank was appointed as the Fifth Federal Reserve District’s representative on the Federal Advisory Council, effective January 1, 2010. As a member of the Council, he will confer periodically with the Board of Governors of the Federal Reserve System on business conditions and issues related to the banking industry.  Mr. Fairbank also served on MasterCard International’s Global Board of Directors from February 2004 until May 2006 and, prior to that, as Chairman of MasterCard's U.S. Region Board.

Mr. Fairbank’s experience in leading the business as founder and CEO of Capital One, his responsibilities for the strategic direction and management of Capital One’s day-to-day operations, and his roles with the Federal Advisory Council and MasterCard International bring broad industry and specific institutional knowledge and experience to the Board.

Edward R. “Bo” Campbell, 69
Director

Mr. Campbell is an active investor primarily in oil and gas, land and timber, and banking.  He had an extensive banking career at Pioneer Bancshares, a Louisiana-based bank holding company, where he was President and CEO before becoming Chairman of the Board of Directors, and Hibernia National Bank, headquartered in Louisiana, where he also served as Director and Chairman of the Board of Directors from 2003 until its acquisition by Capital One in 2005.

He has been a director of Capital One Financial Corporation since November 16, 2005, and is also a director of Capital One, National Association.  He has served on the Finance and Trust Oversight Committee since November 2005 and on the Compensation Committee since April 2006.

As the former chief executive officer of a community bank and former Chairman of a national bank, Mr. Campbell brings valuable experience to the Board in overseeing, among other matters, Capital One’s banking business.

W. Ronald Dietz, 67
Director

Mr. Dietz has held a variety of positions at W.M. Putnam Company (“Putnam”), a nationwide provider of outsourced facilities management services to companies with networks of offices or retail facilities since joining in January 2001, including President, Chief Executive Officer and Director. Previously, he was a Managing Partner of Customer Contact Solutions, LLC (“CCS”), an advisory firm offering services in a broad range of customer treatment and call center performance and risk management areas.

Mr. Dietz has been a director of Capital One since February 28, 1995 and is also a director of Capital One Bank (USA), National Association and Capital One, National Association.  He has been Chair of the Audit and Risk Committee since 1995 and is also a member of the Finance and Trust Oversight Committee. He qualifies as an “audit committee financial expert” under SEC guidelines and has been Capital One’s designated “audit committee financial expert” since January 2003.

Mr. Dietz’s experience in financial services, risk management, consulting, venture management, customer experience and call center performance, developed during his positions with Putnam and CCS as well as earlier roles with Citigroup and American Savings Bank, helps him bring valuable knowledge to the Board on these and other matters.

Patrick W. Gross, 65
Director

Mr. Gross is Chairman of The Lovell Group, a private business and technology advisory and investment firm he founded in 2002 to work with private venture-funded technology companies on a range of business, management and financial strategies. Prior to his role with Lovell, he was a founder, and served as a principal executive officer from 1970 to 2003, of American Management Systems, Inc. (“AMS”), an information technology, consulting, software development and systems integration firm.

He has been a director of Capital One Financial Corporation since February 28, 1995 and is also a director of Capital One, National Association.  He has been a member of the Audit and Risk Committee since March 1995 and the Compensation Committee since April 1995.  He served as Chair of the Governance and Nominating Committee from December 2002 through April 2007 and as a member of the Governance and Nominating Committee since April 2008.

Mr. Gross is currently a director of the following publicly-held companies: Career Education Corporation; Liquidity Services, Inc.; Taleo Corporation; Waste Management, Inc.; and Rosetta Stone.  In addition to Capital One, he serves on four other public company Audit Committees. Mr. Gross also served on the boards of Mobius Management Systems, Inc. from 2002 through 2007 and of Computer Network Technology Corporation from 1997 through 2006.

Mr. Gross’s experience in applying information technology, advanced data analytics, and risk management analytics within global financial services firms, as well as his roles in founding and leading AMS and with other public company boards, assists the Board in overseeing, among other matters, Capital One’s entrepreneurial innovations and information systems.

Ann Fritz Hackett, 56
Director

Ms. Hackett has been President of Horizon Consulting Group, LLC since she founded the company in 1996. Horizon Consulting Group provides strategic, organizational and human resources advice to clients worldwide. She has worked with boards of directors, Chief Executive Officers and senior executives to identify strategic opportunities and execute solutions during periods of business and financial challenges. Prior to Horizon Consulting, Ms. Hackett was Vice President and Partner of a leading national strategy consulting firm where she served on the Management Committee and, among other assignments, led Human Resources and developed her expertise in managing cultural change, creating performance management processes and a performance-based culture, nurturing leadership talent and planning for executive succession.

Ms. Hackett has been a director of Capital One Financial Corporation since October 27, 2004, and is also a director of Capital One Bank (USA), National Association. She has served on the Audit and Risk and Governance and Nominating Committees since October 2004 and on the Compensation Committee since April 2005. Ms. Hackett became the Chair of the Governance and Nominating Committee and Presiding Director in April 2007. She also is a director of Fortune Brands, Inc. and sits on Fortune’s Nominating and Corporate Governance and Compensation and Stock Option Committees. Ms. Hackett was also a director of Woodhead Industries, Inc. from 1996-2006, where she chaired the Human Resources Committee and served on the Governance and Audit Committees.

Ms. Hackett has experience in leading change initiatives, talent management, succession planning, and in creating performance management processes and performance-based compensation. She also has experience in corporate governance and risk matters as a result of her participation with public company boards of directors and related governance committees, non-profit boards and consulting engagements. This combination of skills assists the Board in its discussions on these and other matters.

Lewis Hay, III, 54
Director

Mr. Hay has been Chairman and Chief Executive Officer of FPL Group, Inc., an organization focused on energy related products and services, since January 2002. He joined FPL Group, Inc. in 1999 as Vice President, Finance and Chief Financial Officer and became President of FPL Energy, LLC in March 2000. He became a director, president and chief executive officer of FPL Group in June 2001. Prior to joining FPL Group, Mr. Hay was Executive Vice President and Chief Financial Officer of US Food Service, where he was responsible for finance and accounting, treasury, credit, investor relations, mergers and acquisitions, and information systems.

Mr. Hay has been a director of Capital One Financial Corporation since October 31, 2003, and is also a director of Capital One Bank (USA), National Association.  He has served on the Compensation Committee since April 2004, the Finance and Trust Oversight Committee, of which he is Chair, since April 2005, and the Governance and Nominating Committee since April 2007. He is also a director of Harris Corporation where he is a member of the Audit Committee and chairs the Governance and Nominating Committee.

Mr. Hay’s experience in leading finance and accounting, treasury, credit, investor relations, mergers and acquisitions, and information systems functions, as well as his experience in leading a large, publicly-held company and serving on other public company boards, provides the Board with valuable insight on these and other matters.

Pierre E. Leroy, 61
Director

Mr. Leroy retired in 2005 from Deere & Company, a global provider of products and services for the agriculture and forestry industries, as President of both the Worldwide Construction & Forestry Division and the Worldwide Parts Division. During his professional career with Deere, he served in a number of positions in Finance, including Treasurer, Vice-President and Treasurer, and Senior Vice-President and Chief Financial Officer.

Mr. Leroy has been a director of Capital One Financial Corporation since September 1, 2005, and is also a director of Capital One, National Association. He joined Capital One’s Audit and Risk, Compensation, and Governance and Nominating Committees in September 2005, July 2006 and April 2006, respectively.

Mr. Leroy is also a director of Fortune Brands, Inc. and RSC Holdings, Inc.  He is a member of Fortune’s Audit and Compensation Committees and RSC’s Audit and Compensation Committees. At RSC, he serves as Chair of the Compensation Committee. Mr. Leroy also served on the Board of ACCO Brands from August 2005 to April 2009 and of Nuveen Investments, Inc. from March 2006 to April 2007.

Mr. Leroy’s experience in capital markets and asset-liability management, as well as leading and re-engineering large complex international marketing, engineering and manufacturing organizations and serving on other public company boards, provides the Board with valuable insight on these and other matters.

Mayo A. Shattuck, III, 55
Director

Mr. Shattuck has been President and Chief Executive Officer of Constellation Energy Group, a leading supplier of electricity to large commercial and industrial customers, since November 2001 and was elected Chairman of the Board in July 2002. Previously, Mr. Shattuck was Co-Chairman and Co-Chief Executive Officer of DB Alex. Brown, LLC and Deutsche Banc Securities, Inc. and was an investment analyst at Morgan Guaranty Trust Company and a strategy consultant at Bain & Company, where he gained experience in corporate finance, capital markets, risk management and private banking.

He has been a director of Capital One Financial Corporation since October 31, 2003. He has served on the Compensation Committee since April 2004 and became its Chairman in April 2005. He has also served on the Finance and Trust Oversight Committee since December 2003 and was its Chair from April 2004 through April 2005. Mr. Shattuck is also a director of Gap, Inc. where he serves on the Governance and Nominating Committee and chairs the Audit Committee.

Mr. Shattuck’s experience in corporate finance, capital markets, risk management and private banking, as well as his experience in leading a large, publicly-held company and serving on other public company boards, provides the Board with valuable insight on these and other matters.

Bradford H. Warner, 58
Director

Mr. Warner served in a variety of positions at BankBoston, FleetBoston and Bank of America from 1975 until his retirement in 2004. These positions included President of Premier and Small Business Banking, Executive Vice President of Personal Financial Services, and Vice Chairman of the Investment Services and Consumer Business Group.

Throughout his banking career, Mr. Warner served in leadership roles for many of the major business lines and functional disciplines that constitute commercial banking, including leadership of retail and branch banking, consumer lending (credit cards, mortgage and home equity), student lending and small business; various corporate banking functions, including community banking and capital markets businesses, such as underwriting, trading and sales of domestic and international fixed income securities, foreign exchange and derivatives; and international banking businesses in northern Latin America and Mexico; and several investment related businesses, including private banking, asset management and brokerage. He also served on the senior most management policy and governance committees at BankBoston, FleetBoston and Bank of America.

Mr. Warner became a director of Capital One Financial Corporation in April 2008 and also serves as a director of Capital One, National Association. He has been a member of the Audit and Risk and Finance and Trust Oversight Committees since April 2008.

Mr. Warner’s experience in a broad range of commercial, consumer, investment and international banking leadership roles, as well as his experience in corporate banking functions, customer relationships and corporate culture change management, bring valuable insight to the Board in overseeing, among other matters, a broad range of matters critical to Capital One’s banking business.

Stanley Westreich, 72
Director

Mr. Westreich was President of Westfield Realty, Inc., a real estate development and construction company, from 1965 to 2005.

He has been a director of Capital One Financial Corporation since July 26, 1994 and is also a director of Capital One Bank (USA), National Association.  He served as a member of the Compensation Committee from 1995 through 2009 and was its Chairman from March 1995 through April 2005. He has also served on the Finance and Trust Oversight Committee since April 2004.

Mr. Westreich’s experience with Capital One and in leading a large commercial real estate firm brings valuable insight to the Board in overseeing, among other matters, a wide range of banking and business matters from both a leadership and a customer perspective.

Executive Officers

Robert M. Alexander, 45
Chief Information Officer

Mr. Alexander joined Capital One in April 1998. From April 1998 to May 2007, Mr. Alexander had responsibility at various times for a number of Capital One’s lending businesses, including the U.S. consumer credit card and installment loan businesses. Mr. Alexander became Chief Information Officer in May 2007, and in this role he is responsible for overseeing all technology activities for Capital One.

Jory A. Berson, 39
Chief Human Resources Officer

Mr. Berson joined Capital One in 1992. From 1992 to June 2009, Mr. Berson held a variety of roles at Capital One, including President, Financial Services and President, U.S. Card. In June 2009, Mr. Berson became Chief Human Resources Officer, and in this role Mr. Berson is responsible for overseeing Capital One’s Human Resources strategy, recruitment efforts, development programs and corporate real estate portfolio.

John G. Finneran, Jr., 60
General Counsel and Corporate Secretary

Mr. Finneran joined Capital One in September 1994. Since that time, he has served as General Counsel and Corporate Secretary and is responsible for managing Capital One’s legal, governmental affairs, corporate governance, brand, regulatory relations and corporate affairs departments. He also manages Capital One’s internal audit department for administrative purposes.

Gary L. Perlin, 58
Chief Financial Officer, Principal Accounting Officer

Mr. Perlin joined Capital One in July 2003, and since that time he has served as Capital One’s Chief Financial Officer. Mr. Perlin is responsible for Capital One’s corporate finance, corporate accounting and reporting, planning and financial risk management, treasury and investor relations functions. Mr. Perlin also serves as a director of Capital One, National Association and Capital One Bank (USA), National Association.

Lynn A. Pike, 53
President, Banking

Ms. Pike joined Capital One in April 2007 as Chief Operating Officer for the Banking Segment and became President, Banking in August 2007. Ms. Pike has over 30 years of banking and community development expertise. She joined Capital One from Bank of America Corporation, where she served from April 2004 to April 2007 as president of Business Banking and as president of Bank of America California. Ms. Pike also serves as a director of Capital One, National Association.

Peter A. Schnall, 46
Chief Risk Officer

Mr. Schnall joined Capital One in August 1996. From August 1996 to October 2002, Mr. Schnall served in a variety of roles at Capital One. From October 2002 until June 2006, he served as Chief Credit Officer. Mr. Schnall has been Chief Risk Officer since June 2006, and in this role he is responsible for overseeing Capital One’s credit, compliance, operational and enterprise risk management functions.

Ryan M. Schneider, 40
President, Card

Mr. Schneider joined Capital One in December 2001. From December 2001 to December 2007, Mr. Schneider held a variety of positions within Capital One including President, Auto Finance and Executive Vice President, US Card. Mr. Schneider became President, Card in December 2007, and in this role he is responsible for all of Capital One’s consumer credit card lines of business, including those in the United States, the United Kingdom and Canada. Mr. Schneider also serves as a director of Capital One Bank (USA), National Association.

Sanjiv Yajnik, 53
President, Financial Services

Mr. Yajnik joined Capital One in 1998. From 1998 to June 2009, Mr. Yajnik held a number of positions within Capital One’s European credit card business, Canadian credit card business and small business services organization. Mr. Yajnik became President, Financial Services in June 2009, and in this role he is responsible for overseeing Capital One’s auto finance, small business and mortgage businesses. Prior to joining Capital One, Mr. Yajnik held a broad range of positions, including General Manager at Circuit City Stores (USA), Market Manager at PepsiCo (Canada), and Chief Engineer at Mobile Oil (International).

SECTION III – SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

Based on Schedule 13G filings submitted to the SEC, Capital One was aware of the following beneficial owner of more than 5% of Capital One’s outstanding common stock.

Name and Address	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Dodge & Cox (2) 555 California Street, 40th Floor San Francisco, CA 94104	56,953,766	12.7%

(1)
Beneficial ownership is determined under SEC Rule 13d-3(d)(1). The information contained in this table is based on Schedule 13G reports filed with the SEC and the ownership interests indicated are current only as of the dates of filing with the SEC, as indicated below.

(2)
On a Schedule 13G (Amendment No. 6) filed on February 12, 2010, Dodge & Cox reported beneficial ownership as of December 31, 2009 of 56,953,766 shares of Capital One’s common stock, which positions in the aggregate represented 12.7% of Capital One’s outstanding common stock as of December 31, 2009. According to this Schedule 13G, Dodge & Cox has sole voting power with respect to 54,229,716 shares, shared voting power with respect to 107,600 shares, sole investment power with respect to 56,953,766 shares and shared investment power with respect to no shares. The securities reported on this Schedule 13G are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients. Dodge & Cox certified in its Schedule 13G (Amendment No. 6) that the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Security Ownership of Directors and Named Executive Officers

The following table lists the beneficial ownership of Capital One’s common stock as of January 31, 2010, by our directors, the Named Executive Officers (the “NEOs”) and all directors and executive officers as a group.

	Number of Shares or Units
Name	Common Stock (1)	Unvested Restricted Stock	Stock Issuable Upon Exercise of Options Within 60 days (2)	Total Amount and Nature of Beneficial Ownership (3)		Percent of Class (4)

Richard D. Fairbank	2,250,091	0	4,375,820	6,625,911	(5)	1.44%
Gary L. Perlin	31,127	174,193	681,873	887,193		*
Lynn A. Pike	30,052	129,411	220,942	380,405		*
John G. Finneran, Jr.	102,753	75,550	431,751	610,054		*
Peter A. Schnall	93,962	122,239	506,511	722,712		*
E. R. Campbell	33,019	0	1,010	404,865	(6)	*
W. Ronald Dietz	5,222	0	126,205	131,427	(7)	*
Patrick W. Gross	7,539	0	143,703	151,242	(8)	*
Ann Fritz Hackett	15,650	0	12,895	28,545	(9)	*
Lewis Hay, III	922	0	27,115	29,843	(10)	*
Pierre E. Leroy	4,900	0	20,703	25,603	(11)	*
Mayo A. Shattuck, III	1,589	0	26,719	28,308	(12)	*
Bradford H. Warner	11,500	0	0	14,640	(13)	*
Stanley Westreich	84,929	0	134,328	675,257	(14)	*
All directors and executive officers as a group (18 persons)	2,840,371	864,947	7,560,907	12,104,654	(15)	2.63%

*	Less than 1% of the outstanding shares of common stock.

(1)	The inclusion of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of these shares.

(2)	In accordance with the rules of the SEC, each stockholder is deemed to beneficially own any shares subject to stock options that are exercisable on or within 60 days after January 31, 2010.

(3)
To Capital One’s knowledge, all executive officers and directors beneficially own the shares shown next to their names either in their sole names or jointly with their spouses, unless indicated otherwise. The column “Total Amount and Nature of Beneficial Ownership” includes: (i) shares of common stock; (ii) shares of common stock subject to options (stock options) and shares of restricted stock and restricted stock units granted under Capital One’s 1994 Stock Incentive Plan (the “1994 Stock Incentive Plan”), Capital One’s 1999 Stock Incentive Plan (the “1999 Stock Incentive Plan”), Capital One’s 1995 Non-Employee Directors Stock Incentive Plan (the “1995 Directors Plan”), Capital One’s 1999 Non-Employee Directors Stock Incentive Plan (the “1999 Directors Plan”) and Capital One’s 2004 Stock Incentive Plan (the “2004 Stock Incentive Plan”), each as amended or restated from time to time, that are or will become exercisable or that are or will be vested within 60 days of January 31, 2009; and (iii) shares of common stock held by the executive officers under Capital One’s 1994 Associate Stock Purchase Plan or 2002 Associate Stock Purchase Plan (the “Stock Purchase Plans”), each as amended or restated from time to time. Shares of restricted stock have voting rights but are not transferable until the end of the period of restriction.

(4)
All percentage calculations are based on the number of shares of common stock issued and outstanding on January 31, 2010, which was 455,293,746. In addition, for the purpose of calculating each director’s or officer’s percentage of shares outstanding, any shares of common stock subject to outstanding stock options held by such person that are exercisable on or within 60 days after January 31, 2010 held by such person are deemed to be outstanding shares of common stock.

(5)
Does not include 241,680 restricted stock units for which Mr. Fairbank disclaims beneficial ownership of the underlying shares until their delivery date. Delivery of any shares of common stock underlying these restricted stock units is deferred until Mr. Fairbank’s employment with the Company ends.

(6)
Includes 181,486 shares owned by Campbell Capital, LLC, 181,486 shares owned by Campbell Capital II, LLC and 7,864 shares owned by the E.R. Campbell Family Foundation for which Mr. Campbell holds voting and investment power. Does not include 500,000 shares held in a Grantor Retained Annuity Trust, of which Mr. Campbell is not a trustee, and 18,834 restricted stock units for which Mr. Campbell disclaims beneficial ownership of the underlying shares until their delivery date. Delivery of any shares of common stock underlying a director’s restricted stock units is deferred until the director’s service with the Board ends.

(7)	Does not include 20,414 restricted stock units for which Mr. Dietz disclaims beneficial ownership of the underlying shares until their delivery date. Delivery of any shares of common stock underlying a director’s restricted stock units is deferred until the director’s service with the Board ends.

(8)	Does not include 20,414 restricted stock units for which Mr. Gross disclaims beneficial ownership of the underlying shares until their delivery date. Delivery of any shares of common stock underlying a director’s restricted stock units is deferred until the director’s service with the Board ends.

(9)	Does not include 20,414 restricted stock units for which Ms. Hackett disclaims beneficial ownership of the underlying shares until their delivery date, and 5,000 shares held by Ms. Hackett’s spouse. Delivery of any shares of common stock underlying a director’s restricted stock units is deferred until the director’s service with the Board ends.

(10)	Includes 1,806 shares held by the Hay Family Limited Partnership, for which Mr. Hay holds voting and investment power. Does not include 20,414 restricted stock units for which Mr. Hay disclaims beneficial ownership of the underlying shares until their delivery date. Delivery of any shares of common stock underlying a director’s restricted stock units is deferred until the director’s service with the Board ends.

(11)	Does not include 19,414 restricted stock units for which Mr. Leroy disclaims beneficial ownership of the underlying shares until their delivery date. Delivery of any shares of common stock underlying a director’s restricted stock units is deferred until the director’s service with the Board ends.

(12)	Does not include 20,414 restricted stock units for which Mr. Shattuck disclaims beneficial ownership of the underlying shares until their delivery date. Delivery of any shares of common stock underlying a director’s restricted stock units is deferred until the director’s service with the Board ends.

(13)	Includes 3,000 shares held in two Grantor Retained Annuity Trusts, of which Mr. Warner is the trustee, and 140 shares held by Mr. Warner’s spouse. Does not include 13,638 restricted stock units for which Mr. Warner disclaims beneficial ownership of the underlying shares until their delivery date. Delivery of any shares of common stock underlying a director’s restricted stock units is deferred until the director’s service with the Board ends.

(14)	Includes 156,000 shares held in trust for which Mr. Westreich is the trustee and ultimate beneficiary and 300,000 shares held in a Grantor Retained Annuity Trust, of which Mr. Westreich is the trustee. Does not include 20,414 restricted stock units for which Mr. Westreich disclaims beneficial ownership of the underlying shares until their delivery date and 67,590 shares held by Mr. Westreich’s spouse and for which Mr. Westreich disclaims beneficial ownership. Delivery of any shares of common stock underlying a director’s restricted stock units is deferred until the director’s service with the Board ends.

(15)	Includes 871,332 shares issuable upon the exercise of options and 147,116 shares of common stock subject to trading restrictions for all other executive officers as a group. Does not include the shares set forth in footnotes (3) through (12) above for which the NEOs and directors disclaim beneficial ownership or a total of 572,590 shares held by or in trust for various family members and 102 shares of other executive officers, and for which such executive officers disclaim beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that Capital One’s executive officers and directors, and persons that beneficially own more than 10% of Capital One’s common stock, file certain reports of beneficial ownership of the common stock and changes in such ownership with the SEC and provide copies of these reports to Capital One. As a matter of practice, members of our staff assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically file these reports on their behalf. Based solely on our review of the copies of such forms in our possession and written representations furnished to us, we believe that in 2009 each of the reporting persons complied with these filing requirements except for Mr. Warner, who filed one late report relating to a single acquisition of Capital One common stock as a result of an administrative error by the Company, and Mr. Schneider, who filed two late reports, each relating to a single disposition of Capital One common stock, as a result of administrative errors by the Company.

SECTION IV – DIRECTOR COMPENSATION

Director Compensation Objectives

Compensation for non-employee directors (each a “director”) is approved by the Board of Directors, based on recommendations made by the Compensation Committee. Capital One’s director compensation program is designed to achieve four primary objectives:
  Attract and retain talented directors with the skills and capabilities to perpetuate Capital One’s success;
  Fairly compensate directors for the work required in a company of Capital One’s size and scope;
  Recognize the individual roles and responsibilities of the directors; and
  Align directors’ interests with the long-term interests of Capital One stockholders.
Employee directors do not receive compensation for their service on the Board. In 2009, Mr. Fairbank was Capital One’s only employee director.

Director Compensation Procedures

The Compensation Committee reviews the compensation program for Capital One’s directors on an annual basis.  The Committee’s Consultant provides competitive compensation data and program recommendations to the Committee for review. (Please see the discussion under the heading “Compensation Committee” in the “Governance of Capital One” section on page 9 for further information on the role and responsibilities of the Consultant.) The competitive compensation data includes the compensation (cash, equity and other benefits) of non-employee directors within our comparator group. (Please see the discussion under the heading “Market Data” in the “Compensation Discussion and Analysis” section on page 26 for further information on the development of the comparator group.) The Committee considers this information, as well as the Consultant’s recommendations, and finalizes a proposed compensation structure. The proposed structure is then reviewed and approved by the full Board of Directors, typically in April of each year.

Based on their review of competitive market data and guidance from the Consultant in the second quarter of 2009, the Committee determined that the director compensation program described below continues to meet the objectives listed above.

Director Compensation Structure

Each director serving on the Board on April 23, 2009, received an annual cash retainer of $70,000. In addition, cash retainers were provided for service on a committee (see details and amounts below). Each director also received an annual award of $170,011 in the form of restricted stock units (“RSUs”) granted on April 23, 2009.

Each director was offered the opportunity to elect to forego his or her cash compensation from April 2009 through April 2010 in exchange for a one-time grant of non-qualified stock options with an equivalent Black-Scholes value, granted on April 23, 2009.  Mr. Campbell, Mr. Gross, Ms. Hackett, Mr. Hay, Mr. Leroy, Mr. Shattuck, Mr. Warner and Mr. Westreich each elected to forego their cash compensation in favor of such stock options.

Other Benefits

In 2009, directors did not receive any additional compensation beyond what is disclosed below other than reimbursement of expenses in connection with attending the Board’s annual strategic meeting. Capital One offered directors the opportunity to direct a contribution of up to $10,000 annually from Capital One to a charitable organization of their choice. All directors elected to make charitable contributions in 2009.

Under the Capital One Financial Corporation Non-Employee Directors Deferred Compensation Plan, directors who are not employees of Capital One may voluntarily defer all or a portion of their cash compensation and receive deferred income benefits. Participants in the plan have the option to direct their individual deferrals among thirteen different investment offerings made available by the plan.  Directors that elected a deferral will begin to receive their deferred income benefits in cash when they cease to serve as directors, or earlier if authorized by the Compensation Committee. Upon a change of control of Capital One, Capital One will pay to each director within thirty days of the change of control, a lump sum cash payment equal to such director’s account balance as of the date of the change of control.  In 2009, no directors elected to defer any compensation.

Stock Ownership Requirements

Directors are expected to retain all shares of restricted stock and all shares underlying restricted stock units granted to them by Capital One until their service with the Board ends. The Board evaluates whether exceptions should be made for any case where this requirement would impose a financial hardship on a director. All directors are currently in compliance with this requirement.

Compensation of Directors

Directors of Capital One received the following compensation for 2009:

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	All Other Compensation (4)	Total

E. R. Campbell	--	$170,011	$90,000	$10,000	$270,011

W. Ronald Dietz	$120,000	$170,011	--	$10,000	$300,011

Richard D. Fairbank (*)	--	--	--	--	--

Patrick Gross	--	$170,011	$120,002	$10,000	$300,013

Ann Fritz Hackett	--	$170,011	$130,001	$10,000	$310,012

Lewis Hay, III	--	$170,011	$105,004	$10,000	$285,015

Pierre Leroy	--	$170,011	$120,002	$10,000	$300,013

Mayo Shattuck, III	--	$170,011	$100,005	$10,000	$280,016

Bradford Warner	--	$170,011	$110,004	$10,000	$290,015

Stanley Westreich	--	$170,011	$90,000	$10,000	$270,011

(*)	In 2009, Mr. Fairbank was Capital One’s only employee director.

(1)
Each non-employee director is eligible to receive an annual cash retainer of $70,000. Compensation for committee service includes retainers for service as chairperson and/or as a member of the committees as described under the heading “Committee Membership” in the “Governance of Capital One” section of this proxy statement. In 2009, retainers were paid as follows:

  Chair of the Audit and Risk Committee: $40,000
  Chair of the Compensation Committee or Chair of the Governance and Nominating Committee: $20,000
  Chair of the Finance and Trust Oversight Committee: $15,000
  Member of the Audit and Risk Committee (other than the chair): $30,000
  Member of the Compensation Committee, Governance and Nominating Committee, or Finance and Trust Oversight Committee (other than the chair): $10,000

(2)
Directors serving on the Board on April 23, 2009 received a grant of 10,042 RSUs of Capital One common stock with a grant date fair value of $170,011 under the 2004 Stock Incentive Plan. The RSUs were valued at $16.93, which was the common stock’s fair market value on the date of grant, and vest one year from the date of grant.  Delivery of the underlying shares is deferred until a director’s service with the Board ends. The following table shows the number of outstanding Restricted Stock Units for each director:

Director	Outstanding Restricted Stock Units
E. R. Campbell	18,834
W. Ronald Dietz	20,414
Patrick Gross	20,414
Ann Fritz Hackett	20,414
Lewis Hay, III	20,414
Pierre Leroy	19,414
Mayo Shattuck, III	20,414
Bradford Warner	13,638
Stanley Westreich	20,414

(3)
Each director is given the opportunity to elect to forego his or her cash compensation each year in exchange for a grant of nonqualified stock options under the 2004 Stock Incentive Plan with an equivalent Black-Scholes value. In 2009, Mr. Campbell, Mr. Gross, Ms. Hackett, Mr. Hay, Mr. Leroy, Mr. Shattuck, Mr. Warner and Mr. Westreich each elected to forego their cash compensation in favor of stock options as set forth in the table below. These options have an exercise price of $16.93.

The grant date fair value for each option award granted on April 23, 2009, was calculated using the Black-Scholes method and was based on the following assumptions:

Volatility	Risk-Free Interest Rate	Dividend Yield	Expected Term
46%	1.97%	1.32%	5 years

The compensation amounts reflected in the table above do not include a reduction for risk of forfeiture.

The options vest the earliest of one year from the grant date, upon a change of control of Capital One or upon the director’s termination of service (other than by removal for cause). The options expire ten years from the date of grant. Upon termination from Board service (other than by removal for cause), a director has five years or the remainder of the full option term, whichever is shorter, to exercise the vested stock options.

Stock options awarded in 2009 to each director were as follows:

Director	Grant Date	Number of Stock Options	Number of Outstanding Stock Options
E. R. Campbell	4/23/2009	14,096	15,106

W. Ronald Dietz	--	--	126,205

Patrick Gross	4/23/2009	18,795	162,498

Ann Fritz Hackett	4/23/2009	20,361	33,256

Lewis Hay, III	4/23/2009	16,446	43,561

Pierre Leroy	4/23/2009	18,795	39,498

Mayo Shattuck, III	4/23/2009	15,663	42,382

Bradford Warner	4/23/2009	17,229	17,229

Stanley Westreich	4/23/2009	14,096	148,424

(4)	All directors elected to make a charitable contribution of $10,000 in 2009.

SECTION V – COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Capital One’s executive compensation program is designed to attract, retain and motivate leaders who have the ability to foster strong business results and ensure the long-term success of the Company.  The Compensation Committee of the Board of Directors (the “Committee”) is responsible for, among other matters, developing, monitoring and managing the compensation of all of our executive officers, including our Named Executive Officers (the “NEOs”).  Final decisions regarding the compensation of our Chief Executive Officer and the other NEOs are made by all of our independent directors.  As used throughout this section, “NEO” means each executive officer named in this proxy statement other than the CEO.

In 2009, many financial institutions, including Capital One, continued to feel the impact of a major economic recession.  The unemployment rate rose to over 10% and declines in home prices persisted.  Capital One continued to manage its businesses in light of the external economic pressures and returned to profitability beginning in the second quarter.   For the full year 2009, Capital One’s net income was $883.8 million or net income of $0.75 per common share (fully diluted), compared to a net loss for 2008 of $46.0 million, or a net loss of $0.21 per common share (fully diluted). In addition, Capital One’s total shareholder return for 2009 of 23.9% was in the top quartile for the year relative to peers. The Committee believes that the actions taken by the Company’s CEO and the NEOs throughout 2009 contributed greatly to the Company’s results and set a foundation for the Company’s success when the recession abates.  These actions included:
  “Passing” the Federal Reserve and U.S. Treasury Department’s Supervisory Capital Assessment Program (the “Stress Test”) in May with no additional capital requirements. Capital One was one of only four lending institutions to do so;
  Repurchasing in June 2009 all $3.55 billion of the preferred stock issued to the U.S. Treasury under the Capital Purchase Program (the “CPP”) under the Emergency Economic Stabilization Act of 2008 (the “EESA”). Capital One was one of the first financial institutions permitted to do so;
  Continuing to maintain a highly liquid and high quality investment portfolio that avoided the market volatility experienced by many financial institutions in their portfolios;
  Maintaining a strong and flexible balance sheet and increasing capital levels in a challenging environment for equity and debt issuances, including issuing $1.5 billion in common equity and $1.0 billion in unsecured debt in May 2009 and issuing a combined $2.0 billion in trust preferred securities in July and November 2009;
  Aggressively managing credit risk and augmenting loss mitigation strategies to enhance the Company’s resilience during the recession and position the Company for success when the economy improves;
  Actively managing the Company’s asset mix to focus on the most resilient businesses, assets and portfolios;
  Delivering $977 million in net income in the Company’s credit card business while many of the Company’s major competitors suffered losses in their credit card businesses;
  Positioning the Company’s credit card business for continued success after complying with the Credit Card Accountability Responsibility and Disclosure Act of 2009 (the “CARD Act”);
  Closing the acquisition of Chevy Chase Bank, F.S.B. thereby adding local scale in the Company’s banking business in the Washington, D.C. metro area, one of the country’s best banking markets;
  Continuing to integrate Chevy Chase Bank to build a scalable bank infrastructure to ensure that the Company is well-positioned to take advantage of opportunities to grow its consumer and commercial banking businesses;
  Repositioning the Company’s auto finance business to deliver strong profitability, including originating new loans with improved credit quality, increased margins and higher returns; and
  Assisting our customers and communities in this challenging economic environment by extending billions of dollars of new loans, commitments and renewals to our mid-market, small business and consumer banking customers, and investing substantial philanthropic, community development and volunteer resources to improve our communities.
Furthermore, throughout 2009, the Company benefited from the strategic choices made over the past decade.  In addition to the Company’s deep heritage of rigorous credit and balance sheet management practices, these strategic decisions positioned the Company to succeed during the economic recession: (i) pursuing the most resilient lines of business; (ii) transforming from a capital markets-funded lending institution to a deposits-funded diversified financial institution prior to the crisis in the capital markets; and (iii) avoiding or proactively changing common industry practices which the Company believed compromised customer loyalty over the long-term, many of which ultimately were prohibited under the CARD Act.

Executive compensation decisions were greatly influenced by several factors unique to 2009.  Early in the year, the Committee and the independent directors sought to design a compensation program for our CEO that would take into account the turbulent external environment, including the heightened stockholder and public interest in executive pay, but also continue to reflect the Company’s long-standing philosophy that he receive only equity awards, in lieu of cash compensation, to ensure the continued strong alignment between his awards and the value he delivers to stockholders. After considering these factors, as well as the significant transformation of the Company from a single line of business to a diversified consumer and commercial bank, the Committee and the independent directors shifted Mr. Fairbank’s compensation mix from 100% stock options to a mix of equity-based vehicles. As with Mr. Fairbank’s prior awards, this mix of equity vehicles creates a direct link between Mr. Fairbank’s compensation and the Company’s performance over short- and long-term time horizons. Furthermore, Mr. Fairbank’s compensation plan specifically provided that he could not sell or otherwise transfer any of the equity granted to him until the Company repaid the U.S. Treasury’s investment under the CPP. The Company repurchased the preferred stock it issued under the CPP in June 2009. Overall, the plan represented a 35% decrease in Mr. Fairbank’s compensation for 2009 as compared to his 2008 compensation.

Subsequent to the adoption of the CEO compensation plan, on February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009, which amended EESA to require the U.S. Treasury to adopt new compensation standards to be applicable to any institution participating in the CPP or otherwise receiving financial assistance under EESA. Although the U.S Treasury did not issue these new compensation standards until June 2009, the Committee and the independent directors sought to design a compensation program for the NEOs (other than the CEO) that would meet any such standards, but also reward the NEOs for their achievements, promote the overall objectives of our executive compensation program and encourage appropriate, but not excessive, risk-taking. As a result, for the NEOs (other than the CEO), total target compensation was shifted to a combination of salary and restricted stock, as defined by and in the proportions set forth by EESA. The NEOs’ 2009 compensation plan did not include cash bonuses or other forms of equity incentive compensation.

In June 2009, after the U.S. Treasury announced the new compensation standards under EESA, the Company repurchased the $3.55 billion of preferred stock it issued to the U.S. Treasury under the CPP, and, therefore, the provisions of EESA ceased to apply to the Company. As a result, in January 2010, the independent directors approved an NEO compensation program that is more consistent with the Company’s pay-for-performance philosophy. Under this program, 80% of NEO total target compensation is payable in forms of compensation that are directly tied to the performance of the Company over multiple time horizons.

Objectives of our Executive Compensation Programs

Capital One’s executive compensation program has four primary objectives. While expected limitations under EESA impacted our 2009 NEO (excluding the CEO) compensation plan design, the Committee and the independent members strived to keep these objectives in mind when designing this program.

Strongly link rewards with both business and individual performance

Capital One emphasizes pay-for-performance at all organizational levels. Traditionally, as an executive’s level of responsibility increases, so does the proportion of the executive’s pay that is subject to performance criteria. Therefore, our CEO and other NEOs historically have had the highest relative portion of their pay directly linked to performance, as compared to other associates. While our 2009 compensation program for our NEOs (other than the CEO) was designed with limited incentive compensation to comply with EESA, the awards made in early 2010 were still tied to the achievement of Company and individual performance objectives, as well as to the demonstration of specific leadership competencies that are assessed through a comprehensive performance management process. In addition, we design our compensation programs to align with our risk management practices to ensure that our programs do not encourage excessive risk-taking but reward appropriate risk-taking.

Ensure that total compensation emphasizes a balance of both short- and long-term performance

Our compensation programs are structured to encourage our executives to deliver strong results over the short-term while making decisions that create sustained value for our stockholders over the long-term. Our CEO’s compensation is all equity, all at-risk and all performance-based. For our NEOs other than the CEO, in 2009, approximately two-thirds of total compensation was provided through base salary, with the remaining one-third provided through restricted stock with multi-year vesting terms. The equity awarded to our CEO and the other NEOs in 2009 would not have vested before the Company repurchased the preferred stock issued to the U.S. Treasury under the CPP; the Company repurchased all $3.55 billion of the preferred shares in June 2009. The use of deferred, equity-based compensation vehicles with multi-year vesting terms helps to ensure that the ultimate value realized by our CEO and the other NEOs is directly linked to the performance of the Company’s stock over time. The value of these deferred equity-based vehicles increases and decreases based on the Company’s stock price performance.

Attract, retain and motivate top executive talent

To attract, retain and motivate exceptional leaders, we believe that compensation opportunities at Capital One must be competitive with respect to our marketplace for talent. For 2009, the independent directors approved employment agreements with the NEOs (other than the CEO) reflecting the 2009 compensation plan. The employment agreements were designed to comply with the compensation provisions of EESA and were intended to ensure that the Company retained its most senior executives in this challenging economic and regulatory environment.

Align our executives’ interests with those of our stockholders

The Compensation Committee and the independent directors remain committed to designing incentive compensation programs that reward individual and corporate performance and that are aligned with the creation of stockholder value over the long term. By traditionally awarding the majority of CEO and NEO compensation through deferred, equity-based vehicles that vest over multiple time horizons, we ensure that our CEO and the other NEOs have a significant stake in the success of the Company. In addition, we have established specific stock holding requirements that our CEO and the other NEOs must meet on an annual basis. Finally, in an effort to manage the financial impact of our compensation programs and to use our resources most efficiently, the Committee and the independent directors focus on making awards that have an appropriate correlation between the value of the award to the executive and the expense taken by the Company.

Criteria and Process for Compensation Decisions

The Committee considers a number of factors in making compensation decisions with respect to the CEO and the other NEOs. The Committee relies on a range of objective data including Company performance data, comparator group performance data, historical pay information, data on specific market practices and trends and other relevant points of information to inform its business judgment.

Use of Outside Consultants for CEO Compensation

The Committee engages an independent consultant from Frederic W. Cook & Co. (the “Consultant”) to assist in the design of the CEO compensation plan. The Consultant assists the Committee in a number of ways, including proposing and evaluating a comparator group, gathering relevant compensation data from the comparator organizations, discussing relevant market trends and context, and developing recommendations on possible plan designs. The Consultant has no other engagement with, and performs no other services for, Capital One. Please see the discussion under the heading “Compensation Committee” in the “Governance of Capital One” section on page 9 for additional information about the Consultant.

Use of Outside Consultants for Other NEO Compensation

The Chief Human Resources Officer and other members of the Company’s Human Resources department assist the CEO in developing compensation recommendations for the NEOs other than the CEO. The Human Resources department typically uses multiple surveys as sources of market compensation data. Outside consultants (other than the Consultant) provide information to the Human Resources department regarding market practices and trends and research reports, and provide subject matter expertise on specific concepts and technical issues related to executive compensation. However, these outside consultants do not recommend either the form or amount of compensation that is to be paid to the NEOs. The Human Resources department is responsible for analyzing the information obtained from the consultants and presenting it to the CEO. The CEO then considers all of the information provided by the Human Resources department and the Chief Human Resources Officer and makes his compensation recommendations to the Committee and the independent directors.

Neither the CEO nor the Human Resources department has a contractual arrangement with any compensation consultant to determine or recommend compensation programs for our NEOs. The Committee’s Consultant is present at Committee meetings during which NEO compensation is discussed and provides market data as well as an outsider’s perspective regarding NEO compensation practices.

Market Data

The Committee reviews pertinent data from a group of comparator companies within the financial services industry. These organizations are intended to represent the marketplace of companies with whom Capital One competes for business and for executive talent.

The Committee’s Consultant plays a lead role in evaluating and adjusting the comparator group on an annual basis. The Consultant presents a comprehensive report to the Committee that highlights size, scope and performance information from the comparator companies across a variety of metrics. The Committee specifically considers the Company’s percentile rank versus comparator companies across the following metrics:
  Revenue;
  Assets;
  Market capitalization;
  Net income;
  Diluted earnings per share growth;

  Return on average assets;
  Return on average equity;
  Asset growth; and
  Total shareholder return.
After reviewing this information, the Committee recommends a final comparator group to the independent directors for approval. The comparator group is adjusted each year, as appropriate, to ensure the size, scope, performance, and business focus of the comparator companies reflect Capital One’s competitive environment. Significant turmoil in the financial sector over the past year and a half has resulted in considerable consolidation within the 17-company comparator group that the Committee approved in 2008. More specifically, three of the companies from the 2008 comparator group—National City Corporation, Wachovia Corporation and Washington Mutual—were acquired by other financial institutions.  In addition, Freddie Mac has been placed under federal government conservatorship and is now being run by the Federal Housing Finance Agency.  Furthermore, the Committee determined that SLM Corporation may no longer be appropriate for the Corporation’s comparator group given its continued focus solely on student lending.  As a result, the current comparator group, approved in July 2009, consists of the following 12 companies:

American Express	Fifth Third Bancorp	Regions Financial
Bank of America Corporation	J.P. Morgan Chase	SunTrust Bank
BB&T Corporation	KeyCorp	U.S. Bancorp
Citigroup	PNC Financial Services	Wells Fargo & Company

As of December 31, 2009, Capital One was positioned at or near the median of the 12-company comparator group in terms of total assets, revenues and net income. For 2009, the Company’s diluted earnings per share growth was above the 90th percentile relative to the comparator group.

Typically, compensation data from the comparator group are used to develop compensation targets for the CEO and the other NEOs that are at or slightly above median for each element of compensation and total compensation. In 2009, due to the economic and regulatory environments, reliable market data were not available at the time that the Committee and the independent directors set CEO and NEO total compensation amounts.

Tally Sheets

In addition to considering market data from our comparator group (when available), the Committee also considers information contained on total compensation tally sheets for the CEO and each NEO. The tally sheets summarize multiple components of current and historical compensation, as well as the potential value of post-termination arrangements. The tally sheets are just one point of information used by the Committee in the process of determining CEO and NEO compensation. They help to ensure that the Committee understands the historical context that is relevant to current compensation decisions, such as the CEO and each NEO’s accumulated equity value. The tally sheets also help to ensure that the Committee understands the potential downstream consequences of their decisions, such as the potential value to be received by the CEO and each NEO upon separation due to a change of control, normal retirement or other termination scenario.

Chief Executive Officer Compensation

Goals and Principles

The Committee’s top priority is to align the interests of our CEO with the interests of our stockholders over the short- and long-term while also directly linking his awards with his performance over appropriate time horizons. The Committee believes that the CEO should have a high relative proportion of pay at-risk based on his and the Company’s performance. Each year the Committee makes recommendations to the independent directors regarding the form, timing and amount of CEO compensation. The Committee takes into account the CEO’s historical performance and how to most effectively align our CEO’s interests with the interests of our stockholders over the short-and long-term, support safety and soundness and encourage appropriate risk-taking. Final decisions regarding CEO compensation are made by all of the independent directors.

Equity-Based Focus

From 1997 through 2009, the compensation structure for the CEO consisted entirely of equity awards (typically stock options) in lieu of any salary, bonus, retirement plan contributions or other traditional forms of compensation. In 2009, the CEO’s compensation plan was delivered through a mix of three equity-based vehicles: performance shares, stock options, and the opportunity to earn restricted shares or units in early 2010 based on his and the Company’s performance in 2009. Because the CEO’s compensation plan consists solely of equity-based vehicles, with no base salary or other form of cash compensation, the independent directors approve his compensation plan and typically grant some or all equity awards early in the performance year to which the compensation relates. Mr. Fairbank’s 2009 compensation plan was described in detail in the 2009 proxy statement.

Restricted Stock Unit Award

As noted above, a portion of Mr. Fairbank’s 2009 compensation award consisted of an opportunity to receive an award of restricted shares or units in early 2010. The award had a target value of $2 million, but the ultimate value of the award was determined, based on, among other things, Mr. Fairbank’s and the Company’s performance during 2009 relative to the following financial, operating, safety and soundness and strategic performance factors (which are evaluated on a qualitative basis without specific targets in mind):

Financial Performance	Operating Performance	Safety and Soundness	Strategic Performance
Operating earnings Earnings per share Return on tangible capital	Revenue generation Expense management Operating effectiveness Customer satisfaction	Capital adequacy Risk management and compliance Credit loss management Underwriting quality Balance sheet management
  CEO leadership and performance of executive team
  Capital management
  Progress toward achievement of long-term strategy
  Execution against corporate imperatives
  Recruitment and development of world class talent
  Disciplined investment in infrastructure
  Corporate reputation and community engagement
  Preservation of corporate culture and values

The Committee and the independent directors considered the Company’s performance as described in the Introduction of this section on page 24. In particular, the Committee considered: the Company’s sound credit management practices and the business choices it made in the credit card business, which resulted in net income in excess of $975 million for that business in 2009 when many major credit card businesses were substantially unprofitable; the Company’s strong and flexible balance sheet; and the many steps taken to position the Company for success after complying with the CARD Act. In addition, the Committee considered the CEO’s leadership in making the strategic choices over many years that ensured the Company’s stable performance through the economic crisis. The Committee also noted the Company’s strong financial results in 2009 relative to its peers, which included operating earnings of $986.7 million or $0.99 per share and GAAP earnings of $883.8 million or $0.75 per share. The Committee and the independent directors also discussed Mr. Fairbank’s effective, disciplined leadership in guiding the Company in all of these areas throughout 2009 as well as the progress and results achieved by a wide range of business and staff units as the Company faced some of the greatest economic, credit, legislative and infrastructure challenges in its history.

The Committee and the independent directors also considered evolving external market conditions and the level of government assistance received by the Company as compared to other financial institutions, including the fact that the Company did not participate in any financial institution government assistance programs other than the CPP. Finally, the independent directors took into account comparator group CEO compensation levels, although the availability of such information was limited due to the evolving market conditions.

After considering all of the above factors together, the Committee determined to award Mr. Fairbank $5 million in restricted stock units in January 2010 for the Company’s and his performance in 2009. The units will vest in full in three years and settle in cash based on the Company’s average stock price over the twenty trading days preceding the vesting date. The Committee determined that an award of 2.5 times the target award was appropriate given the Company and Mr. Fairbank’s steady performance in 2009, especially as noted above.

2010 Compensation Decisions

The Committee and the independent directors determined that the compensation framework adopted in 2009 remained appropriate for Mr. Fairbank in 2010 given that the compensation plan comprises entirely equity-based vehicles and is at-risk based on the Company’s and Mr. Fairbank’s individual performance. In particular, the Committee and the independent directors determined that a compensation design that includes three different equity-based vehicles continued to be appropriate because it aligns Mr. Fairbank’s compensation with the Company’s performance over short- and long-term time horizons, supports the Company’s safety and soundness and encourages appropriate risk-taking.

In determining the value for each component of the award, the Committee considered the factors noted above as well as in the Introduction of this section on page 24. The Committee also considered:
  The economic environment and the Company’s overall performance in 2009 relative to its objectives;

  The Company’s performance in 2009 relative to the comparator companies’ performance in 2009;
  The fact that the Company was among the first financial institutions’ permitted by regulators to repurchase the preferred shares issued to the U.S. Treasury under the CPP;
  The structure and amount of Mr. Fairbank’s compensation awards in prior years, as well as his historical compensation value realized, existing stock holdings and remaining unexercised options;
  The Company’s risk profile and the time horizon over which the deferred, equity-based vehicles will vest;
  Mr. Fairbank’s expected leadership of the Company’s strategic initiatives in 2010, including building a scalable banking infrastructure and guiding the Company’s credit card business for continued success in the changed regulatory environment; and
  The fact that the ultimate value of a deferred, equity-based award will depend on the Company and Mr. Fairbank’s performance over time.
After considering all of the above factors together, without giving particular weight to any specific factor, the committee determined that a target award of $13 million was appropriate.

Performance Share Award

After considering all of the above factors, Mr. Fairbank was awarded an opportunity to receive from 0% to 200% of a target number of 88,920 shares of the Company’s common stock based on the Company’s performance over the three-year period from January 1, 2010 through December 31, 2012. The Company’s performance will be assessed on the basis of relative cash return on average tangible assets against a comparator group consisting of companies in the KBW Philadelphia Bank index, excluding custody banks (the “KBW index” ). The independent directors believe that cash return on average tangible assets provides an objective measure of a bank’s returns on its respective businesses while not incenting choices that may not be in the bank’s best interest. In addition, the independent directors believe that the KBW index is an appropriate index against which to assess the Company’s performance because its members are principally lending businesses, as is the Company.

Mr. Fairbank will receive the target number of shares if the Company’s performance is at the 50th percentile relative to the comparator group, the maximum number of shares if the Company’s performance is at the 80th percentile or above, and no shares if the Company’s performance is below the 20th percentile relative to the comparator group. After the end of the three-year performance period, the Committee will certify the Company’s performance and issue the appropriate number of shares of the Company’s common stock, if any. The award has a fixed grant date value of $3.25 million; however, the number of shares that Mr. Fairbank ultimately receives, if any, as well as the value of those shares, will be solely dependent on the Company’s performance over time.

Percentage of Target Shares Based on Capital One’s Cash Return on Average Tangible Assets from 2010-2012
Three-Year TSR Relative to Comparator Group (Percentile Achievement)	80 and Above	75	50	20	Below 20
Final Award (Percent of Target Shares)	200%	150%	100%	40%	0%

Stock Option Award

Mr. Fairbank also received a grant of 559,333 nonstatutory stock options at an exercise price of $36.55 per share (which was the fair market value of the Company’s common stock on the grant date). The benefits to Mr. Fairbank of the stock options are deferred; the options cannot be exercised until three years after the grant date and will expire ten years after the grant date. The option grant has a fixed grant date value of $6.5 million; however, the ultimate value Mr. Fairbank realizes, if any, is solely dependent on the long-term appreciation in Capital One’s stock price. Mr. Fairbank can only realize value from the stock options if and to the extent the Company’s stock price increases after the grant date and the market value of the stock exceeds the exercise price at some point after the three year vesting period when the options are exercised.

Opportunity for Additional Equity Award

Mr. Fairbank also has an opportunity to be awarded restricted stock units in late 2010 or early 2011 based on the Committee’s and the independent directors’ qualitative evaluation of the financial, operating, safety and soundness and strategic factors described above during 2010. The Committee and the independent directors will also consider evolving external market conditions and comparator company CEO pay levels. All of these factors will be considered together, and the Committee and the independent directors will determine the weight and impact of each factor as they conduct their assessment of 2010 Company and CEO performance. The Committee and the independent directors will have absolute discretion to determine whether to make this grant, as well as to determine the value of the grant relative to the target amount of $3.25 million. The award, if any, would vest in full in three years and settle in cash based on the Company’s average stock price over the twenty trading days preceding the vesting date.

Additional Pay Elements

As part of the CEO compensation package, the independent directors also approved certain other programs intended to support Mr. Fairbank’s productivity and well-being. These include:
  Executive term life insurance with a benefit level of $5,000,000;
  The ability to participate in a comprehensive voluntary annual health screening;

  The use of a driver who also provides for Mr. Fairbank’s personal security; and
  The monitoring and maintenance of an electronic home security system.
There are no other perquisites provided to Mr. Fairbank by the Company that constitute additional compensation.

Named Executive Officers’ Compensation

Goals and Principles

As with our CEO, the Committee seeks to compensate our other NEOs in a manner that encourages the creation of long-term stockholder value as well as the delivery of consistent, strong short-term results. The Committee annually reviews and recommends to the independent directors for approval the compensation structure for all of our executive officers, including those who are ultimately reported as NEOs. The Committee takes into account each NEO’s historical performance, individual roles and responsibilities and contributions expected from each NEO in the future. In determining 2009 NEO compensation, the Committee also considered the specific factors disclosed under “NEO Compensation Decisions” below.

Impact of EESA

In early 2009, the Committee endeavored to design a compensation program for the year that would comply with rules not then issued but expected to be implemented under EESA while also satisfying the Company’s compensation program objectives. Under the provisions of EESA, incentive compensation in the form of restricted stock could not exceed one-half of the executive’s base salary, and cash bonuses and all other forms of equity incentive compensation were prohibited. As a result, as noted above, the NEOs’ 2009 compensation plan comprised a combination of salary and restricted stock, as defined by and in the proportions set forth by EESA.

Given the uncertain and turbulent economic environment and the compensation restrictions expected to be implemented under EESA, the Committee and the independent directors endeavored to ensure that the Company’s most senior executive talent remained committed to Capital One and focused on the Company’s business objectives. To this end, the Committee and the independent directors entered into employment agreements with each NEO in March 2009 documenting the terms of the 2009 compensation plan and outlining each NEO’s base salary and restricted stock award opportunity. These agreements originally were intended to cover the period during which the U.S. Treasury held the preferred stock that Capital One issued under the CPP. In June 2009, after the Company repurchased the preferred stock, the Committee and the independent directors extended these employment agreements to ensure the NEOs’ continued focus on the Company’s business objectives, to provide continuity for the remainder of 2009 given the turbulent environment, and to have the opportunity to further consider an appropriate compensation plan going forward given the lack of available relevant market data. The agreements terminated on February 28, 2010.

NEO Compensation Decisions

As noted above, the Committee and the independent directors designed the 2009 NEO compensation plan to comply with the provisions of EESA. The Committee and the independent directors determined the total compensation opportunity for each NEO by considering the following factors:
  Each NEO’s performance relative to the Company’s strategic objectives;
  Capital One’s historical performance;
  The role and qualifications of each NEO (for example, the NEO’s scope of responsibility, experience and tenure, and the demonstration of competencies consistent with the Company’s values and the ability to deliver strong, sustainable business results);
  Appropriate internal pay differentials and the desire to foster teamwork and collaboration;
  Available role-specific market compensation data from comparator companies;
  Available information on the structure of compensation packages for senior executives at comparator companies;
  Market trends in executive compensation (for example, current rates of pay and the prevalence and types of short- and long-term incentive vehicles);
  The Company’s participation in the CPP; and
  The overall structure of the compensation plan, which provided for at least two-thirds of total compensation to be delivered as base salary.
As noted above, the NEO’s 2009 compensation design was intended to comply with the provisions of EESA at the time. Under EESA, at least two-thirds of total compensation had to be paid in the form of base salary and up to one-third could be paid as incentive compensation but only in the form of restricted stock. Because this structure had a considerably lower percentage of total compensation at risk and subject to the long-term performance of the Company than previously provided under the Company’s compensation principles, the Committee significantly reduced the total amount of compensation that each NEO was eligible to receive in 2009. Compared to the target levels of compensation for 2008, the total target compensation for each NEO for 2009 was reduced by 20% to 33%.

After analyzing all of the above factors, the Committee and the independent directors approved the following 2009 base salary amounts for the NEOs:

Named Executive Officer	2009 Base
Salary
Gary L. Perlin	$3,175,000
Lynn A. Pike	$2,625,000
John G. Finneran, Jr.	$2,300,000
Peter A. Schnall	$2,350,000

In addition, each NEO was awarded an opportunity to receive restricted stock in early 2010 valued at up to 50% of each NEO’s base salary based on the NEO’s performance in 2009.

Annual Long-Term Incentive Awards

On January 27, 2010, the Committee and the independent directors awarded restricted stock grants to the NEOs under the 2009 compensation plan. At Capital One, long-term incentive (“LTI”) awards are linked to performance in two ways:
  The size of the award is based on each NEO’s individual performance rating for the year just completed; and
  The ultimate value of the award is dependent on Capital One’s performance over time.
LTI awards are designed to emphasize elements that are of particular importance to Capital One given the Company’s unique goals and business objectives. In determining the actual amounts to be awarded to each NEO, the CEO, the Committee and the independent directors considered each NEO’s contribution to the Company’s strategic accomplishments as described in the Introduction of this section on page 24 as well as specific performance factors for each NEO. These awards would not have vested while the U.S. Treasury held the Company’s preferred stock under the CPP, but because the Company repurchased the preferred stock in June 2009, the awards will vest in equal annual installments over the three year period beginning on the date of grant.

Mr. Perlin, the Company’s Chief Financial Officer, was awarded 37,229 shares of restricted stock with a grant date value of $1,360,720. The Committee and the independent directors determined to award these shares based in part upon Mr. Perlin’s management of the Company’s balance sheet throughout 2009. The Committee and the independent directors specifically considered the Company’s capital ratios and funding levels throughout 2009, which the Company maintained even after repurchasing the preferred stock issued to the U.S. Treasury under the CPP.

Ms. Pike, President, Banking, was awarded 30,780 shares of restricted stock, with a grant date value of $1,125,009. Throughout 2009, Ms. Pike was responsible for managing the Company’s banking business and has been devoted to building Capital One’s national bank while maintaining the Company’s commitment to local banking and serving the communities in which we do business. In 2009, Ms. Pike was particularly focused on overseeing initiatives to improve the Company’s banking infrastructure to position the Company for further success in its consumer and commercial banking businesses.

Mr. Finneran, General Counsel and Corporate Secretary, was awarded 26,969 shares of restricted stock, with a grant date value of $985,717. Among other things, Mr. Finneran led the Company’s Regulatory Relations and Policy Affairs teams, which were critical to the Company’s ability to deal with the changing regulatory and legislative environments.

Mr. Schnall, the Company’s Chief Risk Officer, was awarded 33,028 shares of restricted stock, with a grant date value of $1,207,173, which was slightly more than 50% of his 2009 base salary. The Committee and the independent directors determined that an award slightly in excess of 50% of Mr. Schnall’s base salary was appropriate given the increased prominence of the risk management function in 2009. In particular, Mr. Schnall was essential to developing the Company’s rigorous credit risk management strategies, which resulted in the overall superior performance of the Company’s credit card business in 2009. Mr. Schnall also led the Company’s response to the Stress Test, which was a necessary precondition to the Company being able to repurchase the preferred stock it issued to the U.S. Treasury under the CPP in June 2009.

Total actual compensation amounts awarded for 2009 represent a 20% to 30% decrease from total actual compensation amounts awarded for 2008. The Committee and the independent directors believe this decrease in total compensation was appropriate given the overall economic environment and the amount of 2009 pay-certain compensation.

Additional Pay Elements

The Committee provides certain other programs intended to support the NEOs’ productivity, well-being and security. These programs provide some level of personal benefit and are not generally available to all associates. For 2009, these included the following:
  The ability to participate in a comprehensive voluntary annual health screening;
  Executive term life insurance with a benefit level of approximately $5 million;
  An automobile lease; and
  The monitoring and maintenance of an electronic home security system.
In addition, under the terms of an employment agreement, the Company has provided Ms. Pike with a housing allowance. This arrangement was intended to assist in Ms. Pike’s transition from California to New York to become head of the Company’s banking businesses.  Ms. Pike’s employment agreement expired on December 31, 2009. In addition, Ms. Pike occasionally has been provided limited personal use of the corporate aircraft.

The Committee has determined that the nature and value of these programs are comparable to those offered to similarly situated executives. Additional details on these programs can be found in the “Named Executive Officers Compensation” section on page 36.

2010 NEO Compensation Program

For 2010, the Committee and the independent directors approved an NEO compensation plan that is more consistent with the Company’s pay-for-performance philosophy. The plan consists of multiple compensation vehicles that directly link the NEOs’ compensation with the Company’s performance over multiple time and risk horizons, align the NEOs’ interests with the interests of the Company’s stockholders, support safety and soundness and encourage appropriate risk-taking.

Under the plan, approximately 35% of each NEO’s total compensation will be paid as base salary, with approximately 20% of such total compensation paid as regular salary throughout the performance year and the remaining 15% of such total compensation paid in the form of restricted stock units granted on January 27, 2010. The restricted stock units will vest on December 31, 2010 and will be settled in cash based on the Company’s average stock price for the twenty trading days preceding the vesting date.

Approximately 15% of each NEO’s compensation is expected to be delivered in the form of restricted stock units that will vest over a period of three years and will be settled in cash based on the Company’s stock price for the twenty trading days preceding the vesting date. The units, if any, will be awarded at the end of 2010 or in early 2011 at the discretion of the Compensation Committee and the independent directors based on the Company’s actual performance in 2010 relative to a variety of individual and Company performance factors.

The remaining 50% of each NEO’s total compensation is expected to consist of long-term incentive awards that will be granted to the NEOs at the end of 2010 or early in 2011 and will vest in full a minimum of three years following the grant date. These equity awards, if any, will be granted to each NEO solely at the discretion of the independent directors and will be completely at-risk based on each NEO’s performance in 2010.

The independent directors believe that this mix of equity-based vehicles, some of which ultimately pay out in cash, is appropriate because it aligns the NEOs’ compensation with the Company’s performance over short- and long-term time horizons, supports the Company’s safety and soundness and encourages appropriate risk-taking.

Other Aspects of Executive Compensation

Stock Ownership Policies

Consistent with their responsibilities to our stockholders, Capital One’s NEOs, including the CEO, are required to maintain a significant financial stake in the Company. To this end, the CEO and the NEOs must own shares of Capital One stock with a fair market value of at least the following annual salary multiples:

Role	Salary Multiple
CEO	5X
Other NEOs and Executive Officers	3X

Given that the CEO’s compensation package does not include a base salary, his ownership requirement is based on a notional salary established by the Committee and the independent directors, which is currently $1,000,000. For the other NEOs, the 2009 ownership requirements also were based on a notional salary of approximately 26% to 32% of actual base salary in light of the temporary increased salaries paid to each NEO under the 2009 compensation program.

Ownership requirements may be fulfilled using the following shares:
  Shares owned without restriction;
  Unvested restricted stock;
  Shares acquired through the Associate Stock Purchase Plan (“ASPP”); and
  Shares owned through Capital One’s 401(k) Plan.
The Committee annually reviews the guidelines and monitors the CEO and the NEOs’ compliance with them. New executive officers are given two years from the date of appointment, promotion to or designation as an executive officer, or commencement of employment as an executive officer to comply with these requirements. In the event that an executive officer is not in compliance with these requirements, the Committee has the right to take action, including reducing the executive officer’s compensation. The CEO and the NEOs are currently in compliance with this requirement.

In addition, all of Capital One’s executive officers are prohibited from engaging in hedging transactions in Capital One stock and from using their Capital One stock as collateral for margin loans.

Equity Grant Practices

Capital One strives to maintain equity grant practices that demonstrate high standards of corporate governance. Annual long-term incentive awards are approved by the Committee and the independent directors at regularly scheduled meetings in the first quarter of each year. The date of grant is the actual date on which the Committee approves the awards. The Committee may grant awards of restricted stock or stock options other than annual long-term incentive awards, usually in connection with hiring a new executive officer. For a newly hired executive officer, the date of grant is the later of the date of Committee approval or the executive’s start date. The Committee has delegated authority to the CEO to award restricted stock to newly hired executives who are not executive officers, unless the target value of such award is in excess of $1 million. These awards are granted quarterly in the first month following the end of each fiscal quarter (January, April, July and October), and the grant date must be after the executive’s start date. The Committee reviews all grants made by the CEO in each quarter at the next regularly scheduled meeting following the grant date.

With respect to awards of stock options, the exercise price is always the Fair Market Value of the Company’s stock on the date of grant. Under the terms of our 2004 Stock Incentive Plan, as amended and restated, Fair Market Value is equal to the closing price of the Company’s common stock on the date of grant.

The Company does not seek to time equity grants to take advantage of material non-public information and in no event is the grant date set to a date that is prior to the date of Committee approval.

Post-Employment Compensation Practices

The CEO has no employment or severance arrangement other than a Change of Control Employment Agreement. If another NEO separates from Capital One, he or she is entitled to receive the amounts set forth in the Company’s Executive Severance Plan, which provides for a payment of up to two times the NEO’s current base salary plus standard health, welfare and outplacement services. For 2009, these payments were instead calculated against a “notional” salary that adjusted for the temporarily increased base salary each NEO received under the 2009 compensation program. The Committee may exercise its business judgment in approving additional amounts in light of all relevant circumstances, including the NEO’s term of employment, past accomplishments, reasons for separation from the Company, potential risks, and the NEO’s willingness to restrict his or her future action(s), such as through an agreement not to compete or solicit the Company’s customers or employees. Capital One has asked certain NEOs to enter into various agreements that contain restrictive covenants related to confidentiality, non-competition, non-solicitation of employees and ownership of work product. For additional information, please see “Restrictive Covenants” on page 50. Each NEO (including the CEO) also has a Change of Control Employment Agreement as described below.

Change of Control Agreements

Each of the NEOs (including the CEO) is a party to a Change of Control Employment Agreement with the Company. The Committee determined that such agreements were appropriate based on their prevalence within the banking and financial services industry and given the dynamic nature of merger and acquisition activity among these institutions.

The change of control agreements define compensation and benefits payable to the NEOs (including the CEO) in certain merger and acquisition scenarios, giving them some degree of certainty regarding their individual outcomes in these circumstances. The Committee believes these agreements allow the NEOs (including the CEO) to remain neutral and consider a full range of decisions that are focused on maximizing stockholder value. The change of control agreements are also intended to allow Capital One’s businesses to operate with minimal disruption in the event of a change of control by providing NEOs with an incentive to remain in their leadership roles up to and beyond the transaction date. The NEOs (including the CEO) are only entitled to benefits under the agreements if their employment is actually terminated as a result of (or in anticipation of) certain merger and acquisition scenarios.

Both eligibility for participation and the structure of payments under these agreements are designed to be aligned with market norms in the banking and financial services industry. This ensures that our stockholders are not faced with disproportionate severance costs that may impair potential merger opportunities. It also supports our ability to attract and retain talented executives by providing them with a market-competitive level of benefit.

Projections of potential payouts to NEOs under these agreements are included in the total compensation tally sheets reviewed by the Committee on an annual basis. While the potential change of control payouts do not necessarily impact annual decisions on CEO and NEO pay, reviewing this information ensures the Committee fully understands the downstream implications of its decisions and the resulting impact to the Company and its stockholders.

Our change of control agreements for NEOs provide for excise tax and “gross up” payments in certain circumstances. These payments are only intended to place the NEO in the same after-tax position that they would have been in if they had received their severance payments for reasons other than a change of control, and are not intended to pay the NEO’s normal income tax amounts. If severance payments made to an NEO following a change of control termination exceed a certain threshold, those amounts are not tax deductible by the Company, and the NEO may be subject to a 20% excise tax on the payments in addition to the NEO’s normal payroll and income taxes. In this scenario, Capital One will make payments to reimburse the NEO for this excise tax, as well as additional amounts to cover the tax imposed on the reimbursement itself (commonly called a “gross up”).

Our change of control agreements contain a feature intended to minimize the additional cost to the Company of these excise tax and gross up payments. If the value of the payments exceed the safe harbor amount by 10% or less, the agreements call for the payments to be reduced by an amount that would result in the payment value being exactly equal to the safe harbor, thereby eliminating the need for excise tax or gross up payments.

Pension and Nonqualified Deferred Compensation Plans

Capital One does not currently have any active pension plans for the CEO or the other NEOs. We offer a voluntary, non-qualified deferred compensation plan that restores participating NEOs to the level of savings they would have achieved if they had not been impacted by IRS limits governing our qualified 401(k) plan. It also allows the NEOs to defer additional pre-tax compensation in order to save for retirement.

Capital One annually reviews programs and practices at our comparator companies and across the financial services industry. We also review changes in the legal and regulatory environment pertaining to retirement programs. Mr. Perlin, Ms. Pike, Mr. Finneran and Mr. Schnall each participated in Capital One’s Voluntary Non-Qualified Deferred Compensation Plan (the “Plan”) in 2009. Details of the Plan can be found  in the “Named Executive Officers Compensation” section beginning of page 36.

Other Compensation Arrangements

Employment Agreements

Capital One typically does not enter into employment agreements with our NEOs in order to maintain maximum flexibility in establishing separation terms at the appropriate time considering the current circumstances. The Committee retains full discretion to approve employment agreements on an exception basis and has done so in the past. As discussed above in “Named Executive Officer Compensation,” the Committee and the independent directors approved employment agreements for the NEOs (other than the CEO) documenting the 2009 NEO compensation program. These agreements terminated on February 28, 2010.

The Company also entered into an employment agreement with Ms. Pike in April 2007 when she joined the Company. The Agreement defined the terms of her compensation package until its termination date and the amounts that she would be entitled to receive upon the termination of her employment. The general terms and compensation provisions of the agreement expired on April 23, 2009. Under an amendment to the agreement, Ms. Pike also received a monthly housing allowance through December 31, 2009, to maintain her residence in New York.

Tax Accounting and Regulatory Considerations

The Committee carefully considers the tax and regulatory impact of its Compensation programs on the Company, as well as on its executives. To maintain flexibility in compensating executive officers, the Committee does not require all compensation to be awarded in a tax-deductible manner. However, it is the Committee’s intent to maximize tax deductibility to the extent reasonable, provided the Company’s programs remain consistent with the Company’s overall executive compensation philosophy.

With respect to the CEO and the NEOs (other than the CFO), in the past, Section 162(m) of the Internal Revenue Code allowed a federal tax deduction for compensation paid to an NEO that was $1 million or less. For amounts in excess of $1 million, a deduction was allowed if that compensation could be classified as “performance-based.” The Company’s 2004 Stock Incentive Plan, as amended and restated, provides for the establishment of specific performance thresholds to be tied to NEO annual cash incentive awards and LTI awards in order to qualify these incentive awards as “performance-based.” Historically, the Committee would establish annual performance thresholds to ensure deductibility over the $1 million limit for incentive compensation paid to our NEOs.

For the periods during which the Company participated in the CPP, the Company’s ability to deduct amounts paid in respect of CEO and NEO compensation was limited to $500,000 per executive, and the circumstances under which restricted stock could qualify as performance-based compensation were also limited. The award of stock options and performance shares to the CEO continued to be deductible as “performance-based” compensation.

SECTION VI – NAMED EXECUTIVE OFFICERS COMPENSATION

General

The Summary Compensation Table below provides information concerning compensation for the fiscal years ended December 31, 2009, 2008 and 2007 for our CEO and our other NEOs.

As discussed under “Named Executive Officers’ Compensation” on page 30, for 2009, the provisions of EESA, although not yet effective, determined the structure that the Committee and the independent directors adopted for the NEOs’ (other than the CEO) 2009 compensation design. Under the NEOs’ compensation plan, at least two-thirds of total compensation was paid in the form of base salary and up to one-third could be paid as equity incentive compensation in the form of restricted stock. The NEOs were not eligible for annual cash bonuses or other forms of equity incentive compensation for 2009. For the year 2009, the table below includes the increased base salaries paid to the NEOs (other than the CEO) under the 2009 compensation plan. The restricted stock component of the 2009 compensation plan was awarded in January 2010 and will be included in the 2010 Summary Compensation Table next year.

The table below also includes, as 2009 compensation, the long-term incentives (in the form of stock options, restricted stock and performance shares) that were awarded to the NEOs (other than the CEO) in January 2009 based on performance for the fiscal year ended December 31, 2008 under a plan that more heavily emphasized pay-for-performance through long-term incentives than did the 2009 plan. These long-term incentives comprised approximately 85% of the value of total compensation for each of the NEOs (other than the CEO) under the 2008 compensation plan. The stock options granted in 2009 become exercisable in three equal annual installments beginning one year after the date of grant, generally contingent on continued employment. Most restricted stock vests in three annual installments beginning one year after the date of grant, generally contingent on continued employment; but a portion of the restricted stock granted in 2009 vested six months after the date of grant, generally contingent on continued employment. For the CEO, amounts shown for 2009 represent awards granted in the beginning of 2009 for 2009 performance. An additional grant of restricted stock units was awarded to the CEO in January 2010 based on his and the Company’s 2009 performance and will be included in the 2010 Summary Compensation Table in the Company’s 2011 proxy statement. The stock options granted to the CEO in 2009 become exercisable after three years.

The performance shares granted to the CEO and the other NEOs in 2009 will be paid based on the Company’s total shareholder return over the 3-year period from January 1, 2009 through December 31, 2011 relative to the S&P Financials (less insurance companies and Real Estate Investment Trusts).

Amounts paid to NEOs in 2009 for other compensation and benefit programs are listed under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” and “All Other Compensation.” The details of these program amounts are provided in the footnotes.

2009 Summary Compensation Table

Name and Principal Position	Year	Salary (6)	Bonus (7)	Stock Awards (8)	Option Awards (9)	Non-Equity Incentive Plan Compensation (7)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (10)	All Other Compensation (11)	Total

Richard D. Fairbank (1)	2009	$0	$0	$2,000,019	$4,000,001	$0	$10,560	$76,785	$6,087,365
Chairman, CEO and	2008	$0	$0	$0	$0	$0	$0	$68,344	$68,344
President	2007	$0	$0	$0	$17,000,000	$0	$15,294	$69,585	$17,084,879

Gary L. Perlin (2) Chief Financial Officer	2009	$3,175,000	$0	$4,210,038	$1,333,265	$0	--	$222,807	$8,941,110
	2008	$900,000	$0	$1,819,775	$2,470,743	$0	--	$258,194	$5,448,712
	2007	$850,000	$1,225,000	$4,587,509	$2,645,336	$0	--	$195,024	$9,502,869

Lynn A. Pike (3)	2009	$2,625,000	$0	$3,374,183	$1,120,310	$0	--	$659,304	$7,778,797
President, Banking	2008	$662,500	$0	$677,888	$920,106	$0	--	$778,655	$3,039,149

John G. Finneran, Jr. (4)	2009	$2,300,000	$0	$3,140,871	$891,667	$0	$3,080	$143,395	$6,479,013
General Counsel and	2008	$719,167	$0	$1,214,325	$1,483,911	$0	$0	$178,491	$3,595,894
Corporate Secretary	2007	$666,667	$690,000	$3,447,568	$1,912,117	$0	$1,661	$191,616	$6,909,629

Peter A. Schnall (5) Chief Risk Officer	2009	$2,350,000	$0	$2,893,193	$953,654	$0	--	$156,015	$6,352,862
	2008	$615,833	$0	$1,016,588	$1,379,961	$0	--	$185,372	$3,197,754
	2007	$545,833	$1,070,000	$2,857,934	$1,595,411	$0	--	$143,153	$6,212,331

(1)	Due to the adoption of a new compensation framework for 2009 and the Committee’s and the independent directors’ decision to shift the timing of Mr. Fairbank’s awards from the December prior to the performance year to January of the performance year, 2008 total compensation as reported above does not represent the intended compensation for Mr. Fairbank’s 2008 performance. Mr. Fairbank received his compensation for 2008 performance in December 2007, resulting in no compensation other than certain perquisites reported for 2008. Mr. Fairbank received a portion of his total compensation for 2009 performance in January 2009, which is reflected above in 2009.

The table below provides greater detail regarding pay attributable to Mr. Fairbank’s performance in 2008 and 2009. Mr. Fairbank received the final portion of his compensation for 2009 performance in January 2010, as shown below.

Name and Principal Position	Performance Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total	Percent Difference 2008 vs. 2009
Richard D. Fairbank Chairman, CEO and President	2009	$0	$0	$7,000,022	$4,000,001	$0	$10,560	$76,785	$11,087,368	-35%
	2008	$0	$0	$0	$17,000,000	$0	$0	$68,344	$17,068,344

(2)	The table below provides greater detail regarding Mr. Perlin’s compensation attributable to performance years 2009 and 2008. For 2009 performance, Mr. Perlin received a base salary of $3,175,000 and restricted stock with a grant date value of $1,360,720 in addition to certain perquisites, for total compensation of $4,758,527, as shown below. The restricted stock awarded for Mr. Perlin’s 2009 performance was granted in January 2010 and, as a result, the value of this restricted stock will be included in the 2010 Summary Compensation Table in the Company’s next proxy statement. For 2008 performance, Mr. Perlin received a base salary of $900,000, restricted stock and performance shares with an aggregate grant date value of $4,210,038 and stock options with a grant date value of $1,333,265, in additional to certain perquisites, for total compensation of $6,701,497, as shown below. The restricted stock, performance shares and stock options for Mr. Perlin’s 2008 performance were granted in January 2009 and, as a result, the value of these awards is included in the 2009 year in the Summary Compensation Table above.

Name and Principal Position	Performance Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total	Percent Difference 2008 vs. 2009
Gary L. Perlin Chief Financial Officer	2009	$3,175,000	$0	$1,360,720	$0	$0	--	$222,807	$4,758,527	-29%
	2008	$900,000	$0	$4,210,038	$1,333,265	$0	--	$258,194	$6,701,497

(3)	The table below provides greater detail regarding Ms. Pike’s compensation attributable to performance years 2009 and 2008. For 2009 performance, Ms. Pike received a base salary of $2,625,000 and restricted stock with a grant date value of $1,125,009 in addition to certain perquisites, for total compensation of $4,409,313, as shown below. The restricted stock awarded for Ms. Pike’s 2009 performance was granted in January 2010 and, as a result, the value of this restricted stock will be included in the 2010 Summary Compensation Table in the Company’s next proxy statement. For 2008 performance, Ms. Pike received a base salary of $662,500, restricted stock and performance shares with an aggregate grant date value of $3,374,183 and stock options with a grant date value of $1,120,310, in additional to certain perquisites, for total compensation of $5,935,648, as shown below. The restricted stock, performance shares and stock options for Ms. Pike’s 2008 performance were granted in January 2009 and, as a result, the value of these awards is included in the 2009 year in the Summary Compensation Table above.

Name and Principal Position	Performance Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total	Percent Difference 2008 vs. 2009
Lynn A. Pike	2009	$2,625,000	$0	$1,125,009	$0	$0	--	$659,304	$4,409,313	-26%
President, Banking	2008	$662,500	$0	$3,374,183	$1,120,310	$0	--	$778,655	$5,935,648

(4)	The table below provides greater detail regarding Mr. Finneran’s compensation attributable to performance years 2009 and 2008. For 2009 performance, Mr. Finneran received a base salary of $2,300,000 and restricted stock with a grant date value of $985,717 in addition to earnings on deferred compensation and certain perquisites, for total compensation of $3,432,192, as shown below. The restricted stock awarded for Mr. Finneran’s 2009 performance was granted in January 2010 and, as a result, the value of this restricted stock will be included in the 2010 Summary Compensation Table in the Company’s next proxy statement. For 2008 performance, Mr. Finneran received a base salary of $719,167, restricted stock and performance shares with an aggregate grant date value of $3,140,871 and stock options with a grant date value of $891,667, in additional to certain perquisites, for total compensation of $4,930,196, as shown below. The restricted stock, performance shares and stock options for Mr. Finneran's 2008 performance were granted in January 2009 and, as a result, the value of these awards is included in the 2009 year in the Summary Compensation Table above.

Name and Principal Position	Performance Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total	Percent Difference 2008 vs. 2009
John G. Finneran, Jr. General Counsel and Corporate Secretary	2009	$2,300,000	$0	$985,717	$0	$0	$3,080	$143,395	$3,432,192	-30%
	2008	$719,167	$0	$3,140,871	$891,667	$0	$0	$178,491	$4,930,196

(5)	The table below provides greater detail regarding Mr. Schnall’s compensation attributable to performance years 2009 and 2008. For 2009 performance, Mr. Schnall received a base salary of $2,350,000 and restricted stock with a grant date value of $1,207,173 in addition to certain perquisites, for total compensation of $3,713,188, as shown below. The restricted stock awarded for Mr. Schnall’s 2009 performance was granted in January 2010 and, as a result, the value of this restricted stock will be included in the 2010 Summary Compensation Table in the Company's next proxy statement. For 2008 performance, Mr. Schnall received a base salary of $615,833, restricted stock and performance shares with an aggregate grant date value of $2,893,193 and stock options with a grant date value of $953,654, in additional to certain perquisites, for total compensation of $4,648,052, as shown below. The restricted stock, performance shares and stock options for Mr. Schnall’s 2008 performance were granted in January 2009 and, as a result, the value of these awards is included in the 2009 year in the Summary Compensation Table above.

Name and Principal Position	Performance Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total	Percent Difference 2008 vs. 2009
Peter A. Schnall	2009	$2,350,000	$0	$1,207,173	$0	$0	--	$156,015	$3,713,188	-20%
Chief Risk Officer	2008	$615,833	$0	$2,893,193	$953,654	$0	--	$185,372	$4,648,052

(6)	As described above and in the “Named Executive Officers’ Compensation” section on page 30, 2009 salary reflects the compensation proportions set forth by EESA.

(7)	NEOs were not eligible for annual cash bonus awards for 2009 performance under a compensation plan intended to comply with EESA. Prior to 2009, bonuses were awarded based on a combination of Company and individual performance factors. In 2008, the independent directors determined not to award annual cash bonuses despite Company and individual performance at or above the target level.

(8)
The amounts shown in this column represent the grant date value of stock awards (including restricted stock awards and performance share awards) granted to the CEO and NEOs in 2009, calculated in accordance with SEC rules. The CEO received only a performance share award in 2009; however, each of the other NEOs received both a performance share award and one or more restricted stock awards in 2009. The grant date value of performance shares included in this column assumes a payout at the target performance level. For Mr. Fairbank, the value of the performance share award at target performance is $2,000,019 and at maximum performance is $4,000,038. For Mr. Perlin, the value of the performance share award at target performance is $600,012 and at maximum performance is $1,200,024. For Ms. Pike, the value of the performance share award at target performance is $504,168 and at maximum performance is $1,008,336. For Mr. Finneran, the value of the performance share award at target performance is $445,851 and at maximum performance is $891,702. For Mr. Schnall, the value of the performance share award at target performance is $429,177 and at maximum performance is $858,354.

(9)
The amounts shown in this column represent the grant date fair value of stock options granted to the CEO and NEOs in 2009, calculated in accordance with SEC rules.  For information on the valuation assumptions of these awards, refer to footnote 3 to the 2009 Grants of Plan-Based Awards Table in this proxy statement.

(10)	For Messrs. Fairbank and Finneran, the interest crediting rate for the Cash Balance Pension Plan changes annually based on the average yield of five-year Treasury Securities for the preceding 12 months. For the Excess Cash Balance Plan, the interest crediting rate changes monthly based on the Wall Street Journal Prime Rate.

(11)	All other compensation consists of the following on a per executive basis:

Named Executive Officer	Auto Allowance (a)	Corporate Aircraft	Health Screening	Driver and Security		Relocation		Other	Dividends on Unvested Restricted Stock	Defined Contribution Company Contribution (b)	Insurance (c)

Richard D. Fairbank	--	--	$1,691	$55,354	(d)	--		--	$0	$0	$19,740

Gary L. Perlin	$13,829	--	$0	$0		--		$603	$127,541	$61,094	$19,740

Lynn A. Pike	$2,379	$33,977	$0	$15,225	(e)	$462,757	(g)	$603	$92,194	$38,369	$13,800

John G. Finneran, Jr.	$15,341	--	$2,241	$3,344	(g)	--		$603	$54,507	$47,619	$19,740

Peter A. Schnall	$21,587	--	$0	$2,026	(f)	--		$603	$83,881	$42,258	$5,660

(a)	The value attributable to personal use of a Company-provided automobile. The program was eliminated for Mr. Fairbank in 2007. The percent of personal use is tracked throughout the calendar year and then applied to the full expense amount.

(b)	Company contributions under qualified and nonqualified deferred compensation programs and other supplemental executive retirement benefits.

(c)	Represents life insurance premiums paid on behalf of the NEOs.

(d)	Includes cost attributable to use of a driver who also provides for Mr. Fairbank’s personal security ($45,326) and aggregate cost to the Company for home security services ($10,028) for Mr. Fairbank. The percent of personal use is tracked throughout the calendar year and then applied to the full expense amount for personal security.

(e)	Includes cost attributable to use of a driver ($5,681) and aggregate cost to the Company for home security services ($9,544) for Ms. Pike. The percent of personal use is tracked throughout the calendar year and then applied to the full expense amount for the driver.

(f)	Includes aggregate cost to the Company for home security services.

(g)	Includes $230,157 in tax reimbursements.

2009 Grants of Plan-Based Awards Table

The Grants of Plan-Based Awards table provides details on estimated equity incentive plan awards, stock options and restricted stock awards granted in 2009.

In 2009, NEOs were not eligible for annual cash incentive awards or non-equity incentive plan awards, as defined by EESA.

The columns reporting “Estimated Future Payouts Under Equity Incentive Plan Awards,” “All Other Stock Awards” and “All Other Option Awards” relate to Capital One’s annual long-term incentive awards to the NEOs, other than the CEO. These awards are comprised of performance share, restricted stock and stock option awards. Most restricted stock vests in three annual installments beginning one year after the date of grant, contingent on continued employment. Some restricted stock awards vest six months after the date of grant. Stock options granted in 2009 become exercisable in three equal annual installments beginning one year after the date of grant, contingent on continued employment. For the CEO, stock options granted in 2009 become exercisable after three years, contingent on continued employment. For all NEOs, performance shares granted in 2009 will be paid based on the Company’s TSR performance over the 3-year period relative to the S&P Financials (less insurance companies and Real Estate Investment Trusts). Awards reported for NEOs (other than the CEO) were made in January 2009 for the 2008 performance year. Dividends are paid on unvested restricted stock awards. Dividends are accrued on unearned performance shares and delivered in the form of additional shares upon vesting.

2009 Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Equity Incentive Plan Awards
Name and Principal Position	Grant Date (1)	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (2) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
Richard D. Fairbank	1/29/2009	--	--	--	970,403	$18.28	$4,000,001
Chairman, CEO and President	1/29/2009	95,239	190,478	--	--	--	$2,000,019

Gary L. Perlin	1/29/2009	--	--	197,485	--	--	$3,610,026
Chief Financial Officer	1/29/2009	--	--	--	323,451	$18.28	$1,333,265
	1/29/2009	28,572	57,144	--	--	--	$600,012

Lynn A. Pike	1/29/2009	--	--	157,003	--	--	$2,870,015
President, Banking	1/29/2009	--	--	--	271,788	$18.28	$1,120,310
	1/29/2009	24,008	48,016	--	--	--	$504,168

John G. Finneran, Jr.	1/29/2009	--	--	147,430	--	--	$2,695,020
General Counsel and Corporate	1/29/2009	--	--	--	216,319	$18.28	$891,667
Secretary	1/29/2009	21,231	42,462	--	--	--	$445,851

Peter A. Schnall	1/29/2009	--	--	134,793	--	--	$2,464,016
Chief Risk Officer	1/29/2009	--	--	--	231,357	$18.28	$953,654
	1/29/2009	20,437	40,874	--	--	--	$429,177

(1)	Date on which awards are approved by the independent directors.

(2)	Equal to the fair market value of a share of Capital One’s common stock on the date of grant determined on the basis of the average high and low sales prices as reported by the New York Stock Exchange Composite Transaction Tape. This price was higher than the closing market price of a share of Capital One common stock on that date.

(3)	The grant date fair value for each option awarded on January 29, 2009 was calculated using the Black-Scholes method and was based on the following assumptions:

	Volatility	Risk-Free Interest Rate	Dividend Yield	Expected Life
January 29, 2009	42.00%	1.74%	5.85%	5 Years

2009 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name & Principal Position	Number of Shares Acquired on Exercise	Vested Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Richard D. Fairbank	0	$0	0	$0
Chairman, CEO and President

Gary L. Perlin	0	$0	72,660	$1,702,390
Chief Financial Officer

Lynn A. Pike	0	$0	47,583	$1,291,404
President, Banking

John G. Finneran, Jr.	0	$0	93,525	$1,872,396
General Counsel and Corporate Secretary

Peter A. Schnall	0	$0	47,118	$1,137,163
Chief Risk Officer

(1)	The value realized is the net pre-tax value of the shares (market price less the exercise price) received.

(2)	The value realized is the number of shares vested multiplied by the fair market value of common stock on the vesting date, which is determined on the basis of the average high and low sales prices as reported by the New York Stock Exchange Composite Transaction Tape for stock vesting prior to April 23, 2009. As of April 23, 2009, the value realized is the number of shares multiplied by the fair market value of common stock on the vesting date, which is the closing price as reported by the New York Stock Exchange Composite Transaction Tape.

2009 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards (1), (2)						Stock Awards (2)
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price (3)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested (4)
										190,478 (10)	$7,302,927
	3,449,820	(5)	0		$48.54	10/17/2011
Richard D. Fairbank	360,000	(6)	0		$56.28	12/14/2013
Chairman, CEO and	566,000	(7)	0		$82.39	12/19/2014
President	0		573,000	(7)	$87.28	12/19/2015
	0		594,851	(7)	$76.45	12/10/2016
	0		1,661,780	(8)	$50.99	12/9/2017
	0		970,403	(8)	$18.28	1/28/2019

							186,334	(9)	$7,144,046	168,164 (10)	$6,447,408
	100,000	(6)	0		$48.73	7/28/2013
Gary L. Perlin	24,500	(6)	0		$56.28	12/14/2013
Chief Financial Officer	77,220	(6)	0		$78.71	3/14/2015
	83,510	(6)	0		$88.81	3/2/2016
	81,632	(6)	40,818	(6)	$76.79	3/1/2017
	83,189	(6)	166,381	(6)	$48.95	2/20/2018
	0		323,451	(6)	$18.28	1/28/2019

							137,881	(9)	$5,286,358	122,036 (10)	$4,678,860
Lynn A. Pike	68,388	(6)	34,195	(6)	$74.72	4/25/2017
President, Banking	30,979	(6)	61,961	(6)	$48.95	2/20/2018
	0		271,788	(6)	$18.28	1/28/2019

							79,531	(9)	$3,049,219	127,582 (10)	$4,891,494
	2,934	(11)	0		$68.16	12/12/2011
	1,213	(11)	0		$82.39	12/12/2011
	1,180	(11)	0		$84.70	12/5/2012
John G. Finneran, Jr.	43,224	(6)	0		$56.28	12/14/2013
General Counsel and	1,250	(11)	0		$79.94	12/14/2013
Corporate Secretary	57,760	(6)	0		$78.71	3/14/2015
	63,650	(6)	0		$88.81	3/2/2016
	59,006	(6)	29,504	(6)	$76.79	3/1/2017
	49,962	(6)	99,928	(6)	$48.95	2/20/2018
	0		216,319	(6)	$18.28	1/28/2019

							122,908	(9)	$4,712,293	111,194 (10)	$4,263,178
	16,737	(11)	0		$60.14	5/29/2010
	38,046	(5)	0		$48.54	10/17/2011
	75,824	(12)	0		$49.07	12/12/2011
	1,463	(11)	0		$68.33	12/12/2011
Peter A. Schnall	1,268	(11)	0		$78.82	12/12/2011
Chief Risk Officer	1,158	(11)	0		$86.27	12/5/2012
	32,724	(6)	0		$56.28	12/14/2013
	1,298	(11)	0		$76.96	12/14/2013
	45,760	(6)	0		$78.71	3/14/2015
	48,340	(6)	0		$88.81	3/2/2016
	49,232	(6)	24,618	(6)	$76.79	3/1/2017
	46,462	(6)	92,928	(6)	$48.95	2/20/2018
	0		231,357	(6)	$18.28	1/28/2019

(1)	Option grants generally have time-based vesting schedules and are exercisable upon vesting or earlier upon the optionee’s death, disability, or retirement or upon a change in control of Capital One. They are transferable only to or for the benefit of immediate family members. Option grants awarded on or after December 1, 2005, stipulate that the options continue to follow the original vesting schedule after the optionee’s retirement

(2)	The following table details vesting dates for all outstanding equity:

Name	Grant Date	Grant Type	First Vesting		Second Vesting		Third Vesting
			Vesting Date	Number of Shares	Vesting Date	Number of Shares	Vesting Date	Number of Shares
Richard D. Fairbank	10/18/2001	Option Award	4/22/2004	2,121,000
	10/18/2001	Option Award	10/18/2002	442,935	10/18/2003	442,936	10/18/2004	442,949
	12/15/2003	Option Award	12/15/2004	120,000	12/15/2005	118,224	12/15/2006	118,224
	12/15/2003	Option Award	12/15/2005	1,776	12/15/2006	1,776
	12/20/2004	Option Award	12/20/2009	566,000
	12/20/2005	Option Award	12/20/2010	573,000
	12/11/2006	Option Award	12/11/2011	594,851
	12/10/2007	Option Award	12/10/2010	1,661,780
	1/29/2009	Option Award	1/29/2012	970,403
	1/29/2009	Perf Share Award	3/15/2012	95,239

Gary L. Perlin	7/29/2003	Option Award	7/29/2004	2,052	7/29/2005	2,052	7/29/2006	2,052
	7/29/2003	Option Award	7/29/2004	31,281	7/29/2005	31,281	7/29/2006	31,282
	12/15/2003	Option Award	12/15/2004	8,166	12/15/2005	8,167	12/15/2006	8,167
	3/15/2005	Option Award	3/15/2006	25,739	3/15/2007	25,740	3/15/2008	25,741
	3/3/2006	Option Award	3/3/2007	27,808	3/3/2008	27,809	3/3/2009	27,893
	3/2/2007	Restricted Stock Award	3/2/2008	5,167	3/2/2009	5,167	3/2/2010	10,336
	3/2/2007	Option Award	3/2/2008	40,816	3/2/2009	40,816	3/2/2010	40,818
	12/10/2007	Perf Share Award	3/15/2011	55,510
	2/21/2008	Option Award	2/21/2009	83,189	2/21/2010	83,189	2/21/2011	83,192
	2/21/2008	Restricted Stock Award	2/21/2009	9,295	2/21/2010	9,295	2/21/2011	18,590
	1/29/2009	Option Award	1/29/2010	107,815	1/29/2011	107,816	1/29/2012	107,820
	1/29/2009	Restricted Stock Award	1/29/2010	49,370	1/29/2011	49,371	1/29/2012	49,372
	1/29/2009	Perf Share Award	3/15/2012	28,572

Lynn A. Pike	4/26/2007	Restricted Stock Award	4/26/2008	4,870	4/26/2009	4,870	4/26/2010	9,741
	4/26/2007	Option Award	4/26/2008	34,194	4/26/2009	34,194	4/26/2010	34,195
	12/10/2007	Perf Share Award	3/15/2011	37,010
	2/21/2008	Option Award	2/21/2009	30,979	2/21/2010	30,980	2/21/2011	30,981
	2/21/2008	Restricted Stock Award	2/21/2009	3,462	2/21/2010	3,462	2/21/2011	6,926
	1/29/2009	Option Award	1/29/2010	90,595	1/29/2011	90,595	1/29/2012	90,598
	1/29/2009	Restricted Stock Award	1/29/2010	39,250	1/29/2011	39,250	1/29/2012	39,252
	1/29/2009	Perf Share Award	3/15/2012	24,008

John G. Finneran, Jr.	12/15/2003	Option Award	12/15/2004	15,000	12/15/2005	15,000	12/15/2006	13,224
	4/26/2004	Option Award	10/26/2004	2,934
	12/20/2004	Option Award	6/20/2005	1,213
	3/15/2005	Option Award	3/15/2006	19,253	3/15/2007	19,253	3/15/2008	19,254
	12/6/2005	Option Award	6/6/2006	1,180
	3/3/2006	Option Award	3/3/2007	21,195	3/3/2008	21,195	3/3/2009	21,260
	2/1/2007	Option Award	8/1/2007	1,250
	3/2/2007	Restricted Stock Award	3/2/2008	2,476	3/2/2009	2,476	3/2/2010	4,955
	3/2/2007	Option Award	3/2/2008	29,503	3/2/2009	29,503	3/2/2010	29,504
	12/10/2007	Perf Share Award	3/15/2011	42,560
	2/21/2008	Option Award	2/21/2009	49,962	2/21/2010	49,963	2/21/2011	49,965
	2/21/2008	Restricted Stock Award	2/21/2009	3,589	2/21/2010	3,589	2/21/2011	7,180
	1/29/2009	Option Award	1/29/2010	72,105	1/29/2011	72,106	1/29/2012	72,108
	1/29/2009	Restricted Stock Award	1/29/2010	21,268	1/29/2011	21,269	1/29/2012	21,270
	1/29/2009	Perf Share Award	3/15/2012	21,231

Peter A. Schnall	10/18/2001	Option Award	4/22/2004	78,046
	12/13/2001	Option Award	12/13/2002	2,038
	12/13/2001	Option Award	12/13/2002	24,595	12/13/2003	24,595	12/13/2004	24,596
	11/13/2003	Option Award	5/13/2004	16,737
	12/15/2003	Option Award	12/15/2004	11,500	12/15/2005	11,500	12/15/2006	9,724
	7/28/2004	Option Award	1/28/2005	1,463
	2/1/2005	Option Award	8/1/2005	1,268
	3/15/2005	Option Award	3/15/2006	15,253	3/15/2007	15,253	3/15/2008	15,254
	2/14/2006	Option Award	8/14/2006	1,158
	3/3/2006	Option Award	3/3/2007	16,097	3/3/2008	16,097	3/3/2009	16,146
	12/20/2006	Option Award	6/20/2007	1,298
	3/2/2007	Restricted Stock Award	3/2/2008	3,117	3/2/2009	3,117	3/2/2010	6,236
	3/2/2007	Option Award	3/2/2008	24,616	3/2/2009	24,616	3/2/2010	24,618
	12/10/2007	Perf Share Award	3/15/2011	35,160
	2/21/2008	Option Award	2/21/2009	46,462	2/21/2010	46,463	2/21/2011	46,465
	2/21/2008	Restricted Stock Award	2/21/2009	5,192	2/21/2010	5,192	2/21/2011	10,386
	1/29/2009	Option Award	1/29/2010	77,118	1/29/2011	77,118	1/29/2012	77,121
	1/29/2009	Restricted Stock Award	1/29/2010	33,697	1/29/2011	33,698	1/29/2012	33,699
	1/29/2009	Perf Share Award	3/15/2012	20,437

(3)	Equal to the fair market value of common stock on the date of grant determined on the basis of the average high and low sales prices as reported by the New York Stock Exchange Composite Transaction Tape.

(4)	Market value based on the closing price of a share of Capital One’s common stock on the last trading day of the year as reported by the New York Stock Exchange Composite Transaction Tape.

(5)	A portion vested two and one half years following the grant date due to achievement of performance criteria that accelerated vesting. The remaining portion vested 33% annually beginning one year following the grant date.

(6)	Vested or vests 33% annually beginning on the first anniversary of the grant date.

(7)	Vested or vests in full on the fifth anniversary of the grant date.

(8)	Vests in full on the third anniversary of the grant date.

(9)	Represents the unvested portions of restricted stock awards granted in 2007, 2008, and 2009. The awards granted in 2007 and 2008 vest in three annual increments of 25%, 25% and 50% beginning on the first anniversary of the grant date, while the awards granted in 2009 vest 33% annually beginning on the first anniversary of the grant date.

(10)	Represents the maximum number of performance shares awarded on December 10, 2007 (for NEOs other than the CEO) and January 29, 2009, based on 2009 relative performance for both awards.

(11)	Reload grant that vested in full six months following the grant date.

(12)	A portion vested in full one year following the grant date. The remaining portion vested 33% annually beginning one year following the grant date.

Pension Benefits

Capital One Programs

Prior to November 1995, Capital One offered a Cash Balance Pension Plan (“CBPP”) and an Excess Cash Balance Plan (“Excess CBPP”) to all full-time salaried associates and certain executive officers. Both of these programs were frozen in December 1995; however, interest credits continue to accrue on plan balances on a quarterly basis for the CBPP and on a monthly basis for the Excess CBPP. The CBPP crediting rate changes annually based on the average yield of 5-year Treasury Securities for the preceding 12 months (3.1% for 2009). The Excess CBPP interest crediting rate changes monthly based on the Wall Street Journal Prime Rate (3.3% annual average for 2009).

Messrs. Fairbank and Finneran participated in these programs. The estimated annual payouts upon retirement in the CBPP and the Excess CBPP as of December 31, 2009 are $2,511 and $7,107 for Mr. Fairbank and $1,754 and $1,120 for Mr. Finneran. These projected benefits assume interest credits under the CBPP to be 3.75% credited quarterly and under the Excess CBPP to be 3.95% credited monthly. Accounts in either plan are distributed after separation from service. Distribution options from the CBPP plan are lump sum, rollover to another qualified plan or personal IRA, or an annuity option. The Excess CBPP will be distributed in the same form as the CBPP, as a lump sum or as an annuity. Since the CBPP and Excess CBPP are account-based defined benefit plans, years of service are not tracked.

2009 Pension Benefits Table

Name and Principal Position	Plan Name (1)	Present Value of Accumulated Benefit (2)	Payments During Last Fiscal Year
Richard D. Fairbank Chairman, CEO and President	Cash Balance Pension Plan	$22,302	$0
	Excess Cash Balance Plan	$63,058	$0

Gary Perlin	-	-	-
Chief Financial Officer

Lynn A. Pike President, Banking	-	-	-

John G. Finneran, Jr. General Counsel and Corporate Secretary	Cash Balance Pension Plan	$16,091	$0
	Excess Cash Balance Plan	$10,263	$0

Peter A. Schnall	-	-	-
Chief Risk Officer

(1)	In November 1995, Capital One amended the Cash Balance Plan and the Excess Cash Balance Plan to eliminate further pay-based credits to participants as of December 31, 1995, and to provide that there would be no new participants in such plans on or after January 1, 1996. Interest continues to be credited on plan balances on a quarterly (CBPP) or monthly (Excess CBPP) basis.

(2)	Valuation is based on the present value of the accrued benefit determined at the financial accounting measurement date. For the Cash Balance Pension Plan, the interest crediting rate changes annually based on the average yield of 5-year Treasury Securities for the preceding 12 months. The effective annual interest rate for 2009 was 3.1%. For the Excess Cash Balance Plan, the interest crediting rate changes monthly based on the Wall Street Journal Prime Rate. The effective annual interest rate for 2009 was 3.3%.

Capital One’s Voluntary Non-Qualified Deferred Compensation Programs

Capital One offers its Voluntary Non-Qualified Deferred Compensation Plan (“VNQDCP”) to eligible associates. In 2009, our NEOs could elect to contribute up to 50% of their respective base salaries on a tax-deferred basis. Mr. Perlin, Ms. Pike, Mr. Finneran and Mr. Schnall participated in the program in 2009.

In addition to participant deferrals, Capital One makes matching contributions under the VNQDCP. Company contribution credits are vested immediately when posted to the VNQDCP.

Participants in the VNQDCP have the option to direct their individual deferrals among thirteen different investment offerings made available by the plan:  Fidelity Retirement Money Market Portfolio, PIMCO Total Return Fund, Dodge & Cox Balanced Fund, Dodge & Cox Stock Fund, Goldman Sachs Large Cap Value Fund, Northern Small Cap Value Fund, Spartan U.S. Equity Index Fund, Hartford Mid Cap Fund, Fidelity Capital Appreciation Fund, Wells Fargo Advantage Capital Growth Fund, The Hartford Small Company Fund, Dodge & Cox International Stock Fund, and Lazard Emerging Markets Portfolio. Individual investment returns experienced in 2009 were as follows: Mr. Perlin 21.5% or $273,260, Ms. Pike 17.0% or $110,052, Mr. Finneran 20.1% or $210,205 and Mr. Schnall 10.6% or $28,006. Distributions under the VNQDCP may be made to participants according to their respective elected schedule for distribution. The distribution schedules available under the plan include lump sum and 5, 10 or 15 year annual installments. Distributions occur based upon the following events: termination of employment, retirement, disability, death, in-service distribution, or change of control.

Prior to December 31, 2005, Capital One offered its executives an Excess Savings Plan (“ESP”). The plan was frozen as of December 31, 2005; no additional participants are permitted to enter the plan and no compensation is taken into account after this date. Messrs. Fairbank, Perlin, Finneran and Schnall participated in the ESP and, as such, returns on these investments are reported for 2009. Effective January 1, 2008, the ESP was merged into the VNQDCP, and participants have the option to direct their individual investments among the same offerings as the VNQDCP. Individual investment returns experienced in 2009 were as follows: Mr. Fairbank 26.5% or $44,206, Mr. Perlin 13.8% or $10,006, Mr. Finneran 25.3% or $176,231 and Mr. Schnall 12.6% or $64,041.

2009 Non-Qualified Deferred Compensation Table

Name and Principal Position	Plan Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY (3)	Aggregate Balance at Last FYE (4)
Richard D. Fairbank Chairman, CEO and President	Voluntary Non-Qualified Deferred Compensation Plan	$0	$0	$0	$0
	Excess Saving Plan	$0	$0	$44,206	$210,714
	2003 Performance Share Award (5)	$0	$0	$1,558,836	$9,266,011

Gary Perlin Chief Financial Officer	Voluntary Non-Qualified Deferred Compensation Plan	$30,178	$46,394	$273,260	$1,583,036
	Excess Saving Plan	$0	$0	$10,006	$82,341

Lynn A. Pike President, Banking	Voluntary Non-Qualified Deferred Compensation Plan	$24,943	$31,019	$110,052	$763,374

John G. Finneran, Jr. General Counsel and Corporate Secretary	Voluntary Non-Qualified Deferred Compensation Plan	$218,690	$32,919	$210,205	$1,376,644
	Excess Saving Plan	$0	$0	$176,231	$872,592

Peter A. Schnall Chief Risk Officer	Voluntary Non-Qualified Deferred Compensation Plan	$22,332	$27,558	$28,006	$318,396
	Excess Saving Plan	$0	$0	$64,041	$572,249

(1)	Mr. Fairbank did not receive any cash salary or bonus and therefore did not defer any compensation in 2009 under the VNQDCP. For Mr. Perlin, Ms. Pike, Mr. Finneran and Mr. Schnall, all executive contributions under the VNQDCP were made in the form of base salary deferrals, and are included in the Summary Compensation Table.

(2)	Registrant contributions are also included in the column “Defined Contribution Company Contribution” in footnote 4 to the Summary Compensation Table.

(3)	Includes earnings on total assets in the VNQDC and the ESP.

(4)	All the amounts shown in this column, other than earnings on deferred compensation, were included in compensation amounts reported in prior years for those executives that were NEOs in such prior years and in the amounts required to be reported pursuant to the then applicable rules. In 2007 and 2008, respectively, the NEOs deferred the following amounts of compensation that are reported in the Summary Compensation Table: Mr. Perlin - $418,750 and $27,750; Ms. Pike - $607,670 (2008 only); Mr. Finneran - $346,506 and $245,567; Mr. Schnall - $5,398 and $6,396.

(5)	Includes the value of restricted stock units that were granted to Mr. Fairbank in December 2003, subject to Capital One’s earnings per share performance relative to its comparator group over a three-year period from January 1, 2004 through December 31, 2006 (the “Performance Period”). On March 2, 2007, the independent directors of the Board certified, following the end of the Performance Period, the achievement of the performance target. Because the Company ranked in the 76th percentile for the Performance Period relative to the comparator group, Mr. Fairbank acquired the right to receive 241,680 shares of Capital One’s common stock on March 31, 2007. Delivery of these shares is deferred until the end of Mr. Fairbank’s employment with the Company. Similar to other deferred compensation, Mr. Fairbank neither acquired these shares nor realized any value from these shares in 2009.

Potential Payments Upon Termination or Change of Control

Overview

The disclosure in the table below illustrates payouts that our NEOs could receive under certain hypothetical termination scenarios. Actual circumstances resulting in the departure of the NEOs cannot be predicted and may differ from the assumptions used in the information outlined below. The Company has adopted a plan providing certain standards governing NEO separation payments (reflected in the table below) in order to protect the Company’s interests in the event of an acquisition as well as to provide competitive benefits to senior executives.

The Compensation Committee reviews each executive officer’s separation on a case by case basis and exercises its business judgment, with the approval of the independent directors, to customize the terms of such separations in consideration of the relevant circumstances, including:
  The reasons for the separation;
  Market competitive practices for comparable separation scenarios;
  Potential benefits to the Company, such as retaining its competitive advantage, maintaining a positive reputation internally and externally, and preserving its ability to recruit highly talented executives;
  The executive’s tenure and contributions to the Company’s success;
  The executive’s willingness to provide legal waivers and/or enter into agreements not to compete with the Company or to solicit the Company’s employees or customers; and
  The resulting impact of the separation terms on the Company and its stockholders.
Restrictive Covenants

Capital One maintains a competitive advantage in part through the intellectual property developed and utilized by our senior executives. Capital One has asked certain NEOs to enter into various agreements that contain restrictive covenants related to confidentiality, non-competition, non-solicitation of employees and ownership of work product, as described below.

Non-Competition Agreement

Under Capital One’s Non-Competition Agreement program, NEOs may be restricted as to what services they may provide for new employers following separation from Capital One, typically for a period of up to two years. In recognition of these restrictions, the agreement calls for payments to be made to the NEO when restrictions are enforced under certain circumstances. For 2009, in the case of the NEO’s voluntary termination from Capital One, the payment was typically one year of base salary and six months of subsidized health insurance premiums under COBRA if the NEO elects such coverage, paid at the end of the second year of enforcement. In the case of the NEO’s involuntary termination, the payment was typically two years of base salary paid in two lump sums, the first following termination and the second upon completion of the enforcement period, and up to 18 months of subsidized health insurance premiums under COBRA if the executive officer elects such coverage. Benefits were calculated according to a notional amount designed to adjust for the NEOs’ relatively higher 2009 salary levels.

Payments related to the Non-Competition Agreement are separate from any severance payments that may be made upon the NEO’s departure. However, severance payments are typically offset by any Non-Competition payments to ensure that total payment amounts are consistent with program intent.

Effective on March 1, 2010, potential payments following termination under the Non-Competition Agreement are 15% of the NEO’s target total compensation for each year of enforcement, rather than one times base salary for each year of enforcement. This change is intended to maintain consistent payment amounts in light of the NEOs 2010 compensation program.

Confidentiality, Work Product and Non-Solicitation of Employee Agreement

The confidentiality provisions of this agreement state that at all times during and following employment with the Company, the NEO may not use for personal benefit or divulge to others any of Capital One’s confidential information, except as expressly authorized by Capital One or required by applicable law.

The work product provisions of this agreement state that Capital One shall generally own or be assigned ownership of all work product of each NEO. The NEO, upon separation from Capital One, shall return any and all work product to Capital One.

Under the Non-Solicitation of Employee provisions of this agreement, for a period of two years following separation from Capital One, the NEO shall not directly or indirectly solicit or induce any associate of Capital One to leave the Company.

Payments under Certain Termination Scenarios

Upon separation from the Company, the NEOs, regardless of the reason for termination, receive certain payments, such as accrued but unused vacation pay, and amounts earned and vested under the Company’s qualified and non-qualified retirement programs. In addition, all associates have the ability following separation to exercise vested but unexercised options for 90 days or, in limited circumstances, longer than 90 days.

Voluntary Termination

An NEO (other than the CEO) who voluntarily terminates employment with Capital One may receive payments related to non-competition covenants (described above, if applicable) and any contractual payments to which the NEO may otherwise be entitled. Restricted stock units granted to the NEOs (other than the CEO) on January 27, 2010 as a component of base salary will vest immediately on a pro-rata basis upon a voluntary termination.

Involuntary Termination Without Cause

An NEO (other than the CEO) whose employment with Capital One is terminated involuntarily, without cause, is entitled to receive the amounts set forth in the Company’s Executive Severance Plan.  In 2009, the Executive Severance Plan for a payment of up to two times the NEO’s notional base salary, offset by any payments related to non-competition covenants (described above, if applicable), as well as continued coverage through broad-based and executive life insurance programs, outplacement services, and any contractual payments to which the NEO may otherwise have been entitled. If an NEO’s Non-Competition Agreement was enforced, an additional payment of 180% of base salary was made to the NEO in exchange for executing a release of claims against the Company.

Effective March 1, 2010, potential payments under the Executive Severance Plan are 30% of total target compensation. If an NEO’s Non-Competition Agreement is enforced, payments under the Executive Severance Plan will be offset and the NEO will be eligible for an additional payment of up to 90% of the severance payments in exchange for executing a release of claims against the Company.  Restricted stock units granted on January 27, 2010 and all Performance share unit awards will vest immediately on a pro-rata basis upon an involuntary termination without cause.

Termination for Cause

An NEO whose employment with Capital One is terminated for cause receives no additional benefits but is required to comply with any non-competition covenants to which he or she previously agreed.

Payments upon Retirement

As with all executives who are eligible for retirement, NEOs who are eligible and retire from Capital One may receive the following amounts: payments related to non-competition covenants as if they had terminated voluntarily (described above), participation in retiree medical coverage (including dependants as applicable), coverage through the executive life insurance program (at a reduced benefit), and any contractual payments to which the NEO may otherwise be entitled.

As with all executives who are eligible for retirement, for all stock options granted on or before March 15, 2005, the executive has one year from the date of separation to exercise vested but unexercised options. Unvested stock options and restricted stock granted after March 18, 2005, continue to vest according to their original terms and all stock options must be exercised by the earlier of five years from the separation date or the expiration of the option term.

Change of Control

Each of our NEOs is a party to a Change of Control Employment Agreement that provides for certain payments in the event their employment is terminated within two years following a change of control involuntarily for cause, involuntarily without cause or voluntarily for good reason. Amounts payable in each of these scenarios are outlined below.

In the agreements, a change of control occurs if one or more of the following events take place: (i) an acquisition of 20% or more of Capital One’s common stock or the combined voting power of the voting securities by a person or group, (ii) certain changes in the majority of the Board of Directors, (iii) consummation of a reorganization, merger, share exchange or consolidation or similar transaction, sale of all assets or the acquisition of another company, except where all or substantially all of the stockholders receive 50% or more of the stock of the resulting company, at least a majority of the board of directors of the resulting company were incumbent board members, and no person owns 20% or more of the resulting company who did not own such stock immediately before the business combination or (iv) approval by stockholders of a complete liquidation or dissolution of Capital One.

Involuntary Termination For Cause

An NEO terminated involuntarily for cause following a change of control receives no additional benefits.

Voluntary Termination With Good Reason or Involuntary Termination Without Cause

As of December 31, 2009, an NEO whose employment is terminated voluntarily with good reason or involuntarily without cause within two years following a change of control was entitled to receive the following amounts following his or her separation date:
  A pro-rated annual incentive award, through the date of termination;
  A lump-sum payment of 2.5 times the NEO’s current annual salary and the higher of the NEO’s most recent target or actual annual incentive;
  An amount such that after the payment of all income and excise taxes, the NEO would have been in the same after-tax position as if no excise tax had been imposed, provided that the gross up results in an after-tax benefit of at least 110% of the applicable safe harbor amount (in the event the payments do not meet that threshold, payments are reduced so that no excise tax is imposed);
  An amount equal to the employer contributions under the Company’s qualified and nonqualified retirement, healthcare and life insurance programs plans for 2.5 years as well as access to such healthcare and life insurance plans for the NEO (and dependants as applicable);

  Service credit of 2.5 years for purposes of determining vesting under any supplemental or excess defined contribution plan and eligibility under any applicable retiree medical plan;
  Outplacement services of up to $30,000 for one full year. The NEO must begin to take advantage of the services within one year of the date of termination;
  Accrued but unused vacation pay; and
  Any contractual payments to which the NEO may otherwise have been entitled.
In addition, as for all associates holding equity awards, all outstanding awards under Capital One’s stock incentive plans vest immediately upon a change of control.

Effective March 1, 2010, the potential payments that our NEOs (other than the CEO) could receive under certain termination scenarios are based on a percentage of target total compensation. If a change of control of Capital One occurs, then following a voluntary termination with good reason or involuntary termination without cause, an NEO will be entitled to receive:
  the cash value, prorated through the date of termination, of the current year’s target annual or mid-term incentive award; and
  112.5% of the highest of (i) the NEO’s current target total compensation, (ii) the NEO’s target total compensation for the prior year, or (iii) the NEO’s actual total compensation for the prior year.
Each other provision described above remains in effect.

Richard D. Fairbank

Mr. Fairbank receives no regular base salary. In light of this, for 2009, Mr. Fairbank’s payment in the event of a termination following a change of control was based on a notional salary of $1 million. The Committee reviews and establishes this amount on an annual basis, based on market trends related to CEO compensation and recommendations provided by the Committee’s independent consultant. Mr. Fairbank is a party to the Change of Control Employment Agreement.

Gary L. Perlin

Mr. Perlin is generally eligible for the same payments upon termination as other NEOs at Capital One. For 2009, pursuant to the employment agreement entered into in March, these payments were calculated against a “notional” salary ($900,000) that adjusted for the temporarily increased base salary each NEO, other than the CEO, received under the 2009 compensation program. Mr. Perlin is a party to a Non-Competition Agreement and a Confidentiality, Work Product and Non-Solicitation of Employee Agreement, as well as to a Change of Control Employment Agreement.

Lynn A. Pike

Ms. Pike is generally eligible for the same payments upon termination as other NEOs at Capital One. For 2009, pursuant to the employment agreement entered into in March, these payments were calculated against a “notional” salary ($675,000) that adjusted for the temporarily increased base salary each NEO, other than the CEO, received under the 2009 compensation program. Ms. Pike is covered under a Change of Control Employment Agreement.

John G. Finneran, Jr.

Mr. Finneran is generally eligible for the same payments upon termination as other NEOs at Capital One. For 2009, pursuant to the employment agreement entered into in March, these payments were calculated against a “notional” salary ($725,000) that adjusted for the temporarily increased base salary each NEO, other than the CEO, received under the 2009 compensation program. Mr. Finneran is covered under a Change of Control Employment Agreement.

Peter A. Schnall

Mr. Schnall is generally eligible for the same payments upon termination as other NEOs at Capital One. For 2009, pursuant to the employment agreement entered into in March, these payments were calculated against a “notional” salary ($625,000) that adjusted for the temporarily increased base salary each NEO, other than the CEO, received under the 2009 compensation program. Mr. Schnall is a party to a Non-Competition Agreement and a Confidentiality, Work Product and Non-Solicitation of Employee Agreement, as well as to a Change of Control Employment Agreement.

2009 Potential Payments and Benefits Upon Termination or Change of Control Tables by NEO

Name and Principal Position	Situation	Cash Severance (1)	Retirement Plan Contributions (2)	Acceleration and Continuation of Equity Awards (3)	Continuation of Medical/Welfare Benefits (4)	Excise Tax Gross Up (5)	Total
Richard D. Fairbank Chairman, CEO and President	Voluntary Termination	NA	NA	NA	NA	NA	NA
	Involuntary Termination	NA	NA	NA	NA	NA	NA
	Retirement (6)	$0	$0	$23,117,747	$323,000	$0	$23,440,747
	For Cause Termination	$0	$0	$0	$0	$0	$0
	CIC*	$2,498,263	$0	$23,117,747	$192,882	$0	$25,808,892

Gary L. Perlin Chief Financial Officer	Voluntary Termination	$900,000	$0	$1,892,884	$0	$0	$2,792,884
	Involuntary Termination	$3,420,000	$0	$3,676,870	$49,652	$0	$7,146,522
	Retirement (6)	NA	NA	NA	NA	NA	NA
	For Cause Termination	$0	$0	$0	$0	$0	$0
	CIC*	$7,244,963	$170,866	$16,856,177	$133,623	$6,261,405	$30,667,034

Lynn A. Pike President, Banking	Voluntary Termination	$675,000	$0	$1,878,341	$0	$0	$2,553,341
	Involuntary Termination	$2,565,000	$0	$3,131,138	$43,738	$0	$5,739,876
	Retirement (6)	NA	NA	NA	NA	NA	NA
	For Cause Termination	$0	$0	$0	$0	$0	$0
	CIC*	$5,433,722	$132,456	$13,077,855	$137,599	$4,713,308	$23,494,940

John G. Finneran, Jr. General Counsel and Corporate Secretary	Voluntary Termination	NA	NA	NA	NA	NA	NA
	Involuntary Termination	NA	NA	NA	NA	NA	NA
	Retirement (6)	$0	$0	$8,202,574	$241,000	$0	$8,443,574
	For Cause Termination	$0	$0	$0	$0	$0	$0
	CIC*	$5,558,636	$137,202	$9,834,325	$200,183	$0	$15,730,346

Peter A. Schnall Chief Risk Officer	Voluntary Termination	$625,000	$0	$1,291,981	$0	$0	$1,916,981
	Involuntary Termination	$2,375,000	$0	$2,451,856	$35,635	$0	$4,862,491
	Retirement (6)	NA	NA	NA	NA	NA	NA
	For Cause Termination	$0	$0	$0	$0	$0	$0
	CIC*	$4,809,157	$123,809	$11,484,903	$114,078	$0	$16,531,947

(*)       Involuntary without Cause or Voluntary for Good Reason

The table above is intended to reflect projected payments to NEOs across a range of potential separation scenarios, assuming the separation occurred on December 31, 2009.

The amounts shown in the table above do not include payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The NEOs also are eligible to receive certain qualified and non-qualified deferred compensation amounts and certain pension benefits upon termination. These amounts are outlined in the tables on pages 49 and 47, respectively, and are not included in the table above.

Other amounts not included in the table above are the following:
  Accrued salary, bonus and vacation pay as of the date of termination
  Welfare benefits generally available to all retirees, including retiree medical programs
(1)	Represents cash amounts paid for severance or in relation to enforcement of non-competition covenants. In cases where an NEO is eligible for both types of payments, non-competition amounts typically offset severance amounts in whole or in part.

(2)	Represents the value of projected contributions to retirement plans during the severance period.

(3)	Represents the value of equity where vesting is accelerated or continued by the triggering event. For stock options, this represents the in-the-money value. For stock awards, this represents the fair market value of the shares.

(4)	Represents the present value of payments made on an NEO’s behalf for continuation of medical and welfare benefits during the severance period. Includes programs such as medical, dental, insurance, outplacement services, and related benefits. Only includes programs that are specific to NEOs; does not include the value of programs generally available to all associates upon separation from the Company.

(5)	Represents the value of projected excise tax and related gross up payments made on an NEO’s behalf, provided that the gross up results in an after-tax benefit of at least 110% of the applicable safe harbor amount.

(6)	Most currently unvested equity awards held by our retirement eligible NEOs will continue to vest according to their original terms following retirement.

SECTION VII – EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The following table provides information as of December 31, 2009 with respect to shares of Capital One common stock that may be issued under our existing compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)	(b)	(c)
Equity compensation plans approved by	14,580,345 (3)	$50.72 (3)	21,165,070 (5)
security holders (1)

Equity compensation plans not approved	8,372,964 (4)	$51.86 (4)	0 (6)
by security holders (2)

Total (7)	22,953,309	$51.14	21,165,070

(1)	The following plans have been approved by Capital One stockholders: the Amended and Restated 2004 Stock Incentive Plan, the 1994 Stock Incentive Plan, and the Amended and Restated 2002 Associate Stock Purchase Plan. In conjunction with their April 23, 2009 approval of the Amended and Restated 2004 Stock Incentive Plan, our stockholders also approved the addition of 20,000,000 shares to the Amended and Restated 2004 Stock Incentive Plan (the “2004 Plan”) Share Reserve.

(2)	The following plans have not been approved by Capital One stockholders: the 1999 Stock Incentive Plan; the 1999 Directors Plan; and the 2002 Non-Executive Officer Stock Incentive Plan (the “2002 Stock Incentive Plan”), all of which are described below. Two of these plans, the 1999 Stock Incentive Plan and the 2002 Stock Incentive Plan, were terminated in April 2004, and the 1999 Directors Plan terminated in April 2009. In addition, pursuant to the terms of the 1994 Stock Incentive Plan, as initially approved by Capital One’s stockholders on October 28, 1994 and most recently re-approved by Capital One’s stockholders on April 29, 1999, Capital One’s Board of Directors had the right, without further stockholder action, to amend the plan to increase the number of shares of common stock that may be issued under the plan, provided that such increase is not required to be approved by stockholders under the Code. Following stockholder approval of this Plan in 1999, the Board increased by 25,500,000, in the aggregate, the number of shares of common stock that may be issued with respect to awards granted pursuant to the plan. In conjunction with the acquisition of Hibernia in November 2005, Capital One assumed three existing Hibernia stock incentive plans. In conjunction with the acquisition of North Fork Bank in December 2006, Capital One assumed fifteen existing North Fork Bank stock incentive plans. Options outstanding under these plans were converted to Capital One options outstanding and are included in this section. There are no shares available for future issuance under the Hibernia or North Fork Bank Plans.

(3)	Excludes 4,761,497 issued and outstanding shares of restricted stock and includes 964,619 restricted stock units (which have an exercise price of $0.00) issued under the 2004 Plan.

(4)	Excludes purchase rights accruing under the 2002 Associate Stock Purchase Plan; issued and outstanding shares of restricted stock and stock appreciation rights to be settled in cash under the 2002 Stock Incentive Plan; and issued and outstanding shares of restricted stock and stock appreciation rights to be settled in cash under the Board-approved portion of the 1994 Stock Incentive Plan. 83,992 outstanding restricted stock units under the 1999 Directors Plan are included, but have an exercise price of $0.00.

(5)	Represents shares available for future issuance under the 2004 Stock Incentive Plan as either stock options, stock appreciation rights, restricted stock, restricted stock units, or incentive stock awards; and 3,375,971 shares available for future issuance under the 2002 Associate Stock Purchase Plan as discounted shares purchased voluntarily by Capital One associates through regular payroll deductions. The 1995 Directors Plan was terminated on April 29, 1999 and the 1994 Stock Incentive Plan was terminated upon stockholder approval of the 2004 Stock Incentive Plan, thus there are no shares available for future issuance under these plans.

(6)	There are no shares available for future issuance under the equity compensation plans not approved by security holders.

(7)	As of March 1, 2010, our equity compensation plan (excluding the 2002 Associate Stock Purchase Plan) reflects the following updated information: 22,250,101 outstanding options, with a weighted average price of $53.29 and a term of 5.31 years (none of the outstanding options include dividend equivalents); 4,921,078 shares of unvested restricted stock; and 15,781,566 shares available under our 2004 Stock Incentive Plan.

Description of Non-Stockholder Approved Equity Compensation Plans

Set forth below is a brief description of the material features of each Capital One equity compensation plan that was adopted without the approval of Capital One’s stockholders and that had grants outstanding or shares available for issuance as of December 31, 2009.

1999 Stock Incentive Plan

The 1999 Stock Incentive Plan was terminated by the Board per recommendation and previous approval of the Compensation Committee upon the approval by the stockholders of the Corporation of the 2004 Stock Incentive Plan at the annual meeting in April of 2004. Nevertheless, pursuant to the resolution of the Board, the rights or obligations of any person under any equity-based awards granted under the 1999 Stock Incentive Plan remained in full force and effect under the terms of such plan.

The 1999 Stock Incentive Plan was adopted by the Board on April 29, 1999. Under the plan, Capital One had reserved 600,000 shares of Capital One common stock for issuance in the form of non-qualified stock options. The number of shares that were available for issuance under the plan included shares granted under the plan subject to options that expire or otherwise terminate unexercised and shares surrendered by a participant or retained by Capital One in payment of applicable exercise price or tax withholding liabilities.

Stock options could be granted under the 1999 Stock Incentive Plan to all employees and consultants of Capital One. All options granted under the plan to date were granted on April 29, 1999 and expire on April 29, 2009. These options vested immediately upon the optionee’s execution of an intellectual property protection agreement with Capital One. The plan is administered by the Compensation Committee which must consist of two or more non-employee directors of Capital One as determined by the Board.

Currently, no shares are available for issuance under this plan, other than shares subject to outstanding equity awards under the plan. As established in the proposal presented to the stockholders of the Corporation and approved in the 2004 annual meeting, any reload options that the Corporation is obligated to grant upon the exercise of awards from the 1999 Stock Incentive Plan will be granted under the 2004 Stock Incentive Plan and shares of common stock of the Corporation used to pay for the exercise price of options shall be added back to the total number of shares available for issuance of awards under the terms set forth in the 2004 Stock Incentive Plan.

1999 Director Plan

The 1999 Director Plan was adopted by the Board on April 29, 1999, and terminated on April 28, 2009. The plan authorized a maximum of 825,000 shares of Capital One’s common stock for the grant of non-qualified stock options, restricted stock and restricted stock units to members of the Board who are not otherwise employed at the time an award is granted, as an employee of Capital One or any subsidiary of Capital One. The number of shares available for issuance under the plan included shares granted under the plan subject to options that expire or otherwise terminate unexercised and shares forfeited pursuant to restrictions on restricted stock or deferred stock. Shares issued pursuant to the plan are treasury shares. The plan is administered by the Board.

The exercise price of stock options granted under the plan could not be less than the fair market value, as defined in the 1999 Director Plan, of Capital One common stock on the date of grant. The maximum term of each stock option was ten years and vesting schedules were determined at the time of grant. The Board could, in its discretion, grant options that by their terms became fully exercisable upon a change of control, as defined in the 1999 Director Plan.

The Board could award restricted stock to eligible directors. During the restricted period, a director could not dispose of any restricted shares and must forfeit any restricted shares granted to such director, if he or she ceases to be a member of the Board. The Board had the authority to establish the terms and conditions upon which these restrictions will lapse. The Board could also, at any time, accelerate the time at which any or all restrictions would lapse or remove any and all such restrictions. Subject to any applicable restrictions, a participant who received an award of restricted stock would have all of the rights of a stockholder with respect to the shares subject to the award, including but not limited to the right to vote the shares and the right to receive all dividends and other distributions paid with respect to the shares.

The Board could award restricted stock units to eligible directors under the plan. The Board has the authority to establish, in its discretion, the length of the vesting period; any restrictions with respect to an award of restricted stock units and the terms and conditions upon which restrictions, if any, shall elapse.

The Board has retained the right to cancel any awards outstanding under the plan in exchange for a cash payment equal to any such award’s value as of the date of cancellation.

Currently, no shares are available for issuance under this plan, other than shares subject to outstanding equity awards under the plan.

2002 Stock Incentive Plan

The 2002 Stock Incentive Plan was terminated by the Board per recommendation and previous approval of the Compensation Committee upon the approval by the stockholders of the Corporation of the 2004 Stock Incentive Plan at the annual meeting in April of 2004. Nevertheless, pursuant to the resolution of the Board, the rights or obligations of any person under any equity-based awards granted under the 2002 Stock Incentive Plan remained in full force and effect under the terms of such plan.

The 2002 Stock Incentive Plan was adopted by the Board on January 17, 2002 and amended on September 19, 2002. Under the 2002 Stock Incentive Plan, 8,500,000 shares of Capital One common stock had been reserved for issuance with respect to the grant of non-qualified stock options, stock appreciation rights, restricted stock or incentive stock. The number of shares that were available for issuance under the plan includes shares subject to options or stand-alone stock appreciation rights granted under the plan that expire or otherwise terminate unexercised, shares forfeited pursuant to restrictions on restricted stock or incentive stock and shares surrendered by a participant or retained by Capital One in payment of the exercise price of an option or applicable tax withholding liabilities. The plan is administered by a committee (the “Committee”) consisting solely of at least two non-employee directors of Capital One.

All employees of Capital One or its subsidiaries that the Committee determined to have contributed to the profit and growth of Capital One were eligible to receive awards under the plan, except for Capital One’s “executive officers” (generally, those subject to Section 16 of the Securities Exchange Act of 1934, as amended).

Currently no shares are available for issuance under this plan, other than shares subject to outstanding equity awards under the plan. As established in the proposal presented to the stockholders of the Corporation and approved in the 2004 annual meeting, any reload options that the Corporation is obligated to grant upon the exercise of awards from the 2002 Stock Incentive Plan will be granted under the 2004 Stock Incentive Plan and shares of common stock of the Corporation used to pay for the exercise price of options shall be added back to the total number of shares available for issuance of awards under the terms set forth in the 2004 Stock Incentive Plan.

SECTION VIII – COMPENSATION COMMITTEE REPORT

All members of the Compensation Committee participated in the review and discussion of the Compensation Discussion and Analysis (“CD&A”) beginning on page ___ of this proxy statement with management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

The Compensation Committee	Mayo A. Shattuck, III (Chair)
E.R. Campbell
Patrick W. Gross
Ann Fritz Hackett
Lewis Hay, III
Pierre E. Leroy

The foregoing Report of the Compensation Committee on Executive Compensation shall not be deemed to be soliciting material or filed with the SEC and is not incorporated by reference into any of Capital One’s previous or future filings with the SEC, except as otherwise explicitly specified by Capital One in any such filing.

SECTION IX – AUDIT AND RISK COMMITTEE REPORT

The Audit and Risk Committee’s amended and restated charter was approved by the Committee on January 27, 2010 and by the full Board of Directors on January 28, 2010.

In accordance with its charter, the Audit and Risk Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of Capital One’s accounting, auditing, financial reporting, internal controls and risk assessment and management processes. The Audit and Risk Committee’s primary responsibilities can be classified as assisting the Board in monitoring four broad categories:
  The integrity of Capital One’s financial statements and internal controls;
  Capital One’s compliance with legal and regulatory requirements;
  The appointment, qualifications, independence, performance and compensation of Capital One’s independent auditor and the performance of its internal auditor and Chief Credit Review Officer; and
  The processes by which management assesses and manages risk.
The Audit and Risk Committee has implemented procedures to ensure that it devotes the attention it deems appropriate to each of the matters assigned to it under its charter. In carrying out its responsibilities, the Audit and Risk Committee met twelve times during 2009. Pursuant to Capital One’s Corporate Governance Principles and applicable law, the Audit and Risk Committee is comprised solely of independent directors.

In discharging its oversight responsibility, the Audit and Risk Committee has reviewed and discussed Capital One’s audited financial statements for the fiscal year ended December 31, 2009 with management and Ernst & Young LLP (“Ernst & Young”), Capital One’s independent auditors. The Audit and Risk Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and adopted by the Public Company Accounting Oversight Board; has been timely briefed by Ernst & Young as required by Section 204 of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission rules promulgated thereunder; and follows the mandates of the Securities and Exchange Commission’s rules regarding auditor independence. In addition, the Audit and Risk Committee has received the written disclosures and the letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit and Risk Committee concerning independence and has discussed with Ernst & Young their independence from Capital One. Based on its review and discussions with management and Ernst & Young, and pursuant to a delegation of authority from the Board of Directors, the Audit and Risk Committee has approved the inclusion of the audited financial statements in Capital One’s annual report on Form 10-K for the fiscal year ending December 31, 2009 for filing with the Securities and Exchange Commission.

The Audit and Risk Committee	W. Ronald Dietz (Chairman and “Audit Committee Financial Expert”)
Patrick W. Gross
Ann Fritz Hackett
Pierre E. Leroy
Bradford H. Warner

The foregoing Report of the Audit and Risk Committee shall not be deemed to be soliciting material or filed with the SEC and is not incorporated by reference into any of Capital One’s previous or future filings with the SEC, except as otherwise explicitly specified by Capital One in any such filing.

SECTION X – ELECTION OF DIRECTORS (ITEM 1 ON PROXY CARD)

The Board of Directors is divided into three classes. At each annual meeting the term of one class expires. Directors in each class are elected to serve for three-year terms. The table also indicates when the director was last elected as well as the tenure of each director.

Director	Tenure	Last Elected	Expiration of Term
Richard D. Fairbank	Since July 26, 1994	2009	2012
E.R. Campbell	Since November 16, 2005	2009	2012
W. Ronald Dietz	Since February 28, 1995	2007	2010
Patrick W. Gross	Since February 28, 1995	2008	2011
Ann Fritz Hackett	Since October 28, 2004	2008	2011
Lewis Hay, III	Since October 31, 2003	2007	2010
Pierre E. Leroy	Since September 1, 2005	2008	2011
Mayo A. Shattuck, III	Since October 31, 2003	2007	2010
Bradford H. Warner	Since April 24, 2008	2009	2012
Stanley Westreich	Since July 26, 1994	2009	2012

The nominees for election or re-election this year are:
W. Ronald Dietz
Lewis Hay III
Mayo A. Shattuck III

Each nominee has consented to serve a three-year term. Information about the proposed nominees for election as directors, and about each other current director whose term will continue after the Annual Meeting, is set forth under “Information About Our Directors and Executive Officers” in this proxy statement.

In the event a nominee ceases to be available for election, the Board may designate a substitute as a nominee. Proxies will be voted for the election of such substitute. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director.

***

The Board of Directors unanimously recommends that you vote “FOR” each of these director nominees.

SECTION XI – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS (ITEM 2 ON PROXY CARD)

The Audit and Risk Committee, pursuant to authority granted to it by the Board of Directors, has appointed the firm of Ernst & Young LLP as independent auditors for 2010. The Board is submitting this proposal to the vote of the stockholders as a matter of good corporate governance. If stockholders do not ratify the selection of Ernst & Young LLP, the Audit and Risk Committee will reconsider their appointment as our independent auditors.

Capital One has paid or expects to pay the following fees to Ernst & Young LLP for work performed in 2009 and 2008 attributable to Ernst & Young LLP’s audit of Capital One’s 2009 and 2008 financial statements:

Fees (Amounts in millions)	2009	2008
Audit Fees	$8.10	$6.40
Audit-Related Fees	$1.28	$1.45
Tax Fees	$0.00	$0.00
All Other Fees	$0.00	$0.00

Audit fees include fees for services that normally would be provided by the accountant in connection with statutory and regulatory filings or engagements and that generally only the independent accountant can provide. In addition to fees for an audit or review in accordance with generally accepted auditing standards, this category contains fees for comfort letters, statutory audits, consents and assistance with and review of documents filed with the SEC. Audit-related fees are assurance related services that traditionally are performed by the independent accountant, such as: employee benefit plan audits, due diligence related to mergers and acquisitions, internal control reviews, attestation services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards. Tax fees would include corporate and subsidiary compliance, consulting, international and employee benefit services. All Other fees would include fees for services that are not defined as Audit, Audit-Related or Tax and are not specifically prohibited by the SEC.

The Audit and Risk Committee has reviewed the fees paid to Ernst & Young LLP and has considered whether the fees paid for non-Audit services are compatible with maintaining Ernst & Young LLP’s independence. The Audit and Risk Committee also adopted policies and procedures to approve services provided by Ernst & Young LLP in accordance with the Sarbanes-Oxley Act of 2002 and rules of the SEC promulgated thereunder. These policies and procedures involve annual pre-approval by the Audit and Risk Committee of the types of services to be provided by Capital One’s independent auditor and fee limits for each type of service on both a per engagement and aggregate level. Additional service engagements that exceed these pre-approved limits must be submitted to the Audit and Risk Committee for further pre-approval. Under the policy adopted by the Audit and Risk Committee, tax fees are limited to 25% of combined Audit and Audit-Related fees, and services that would fall under the category “All Other Fees” are prohibited. Capital One’s policy, for administrative ease, allows for a $25,000 de minimis exception to the pre-approval procedures; however, any services provided pursuant to this exception must be approved at the next meeting of the Audit and Risk Committee. Additionally, Capital One has established policies to ensure adherence to Sarbanes-Oxley Act requirements relating to the rotation of partners engaged in Capital One’s audit by the independent auditors.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

***

The Board of Directors unanimously recommends that you vote “FOR” the ratification of Ernst & Young LLP as Capital One’s independent auditors for 2010.

SECTION XII – ADVISORY APPROVAL OF CAPITAL ONE’S 2009 NAMED EXECUTIVE OFFICER COMPENSATION (ITEM 3 ON PROXY CARD)

We are offering to our stockholders a non-binding, advisory vote on our 2009 Named Executive Officer compensation, including the compensation of our Chief Executive Officer. While the vote is non-binding, the Board values the opinions that stockholders express through their votes and in any additional dialogue. The Board will consider the outcome of the vote when making future compensation decisions. The Board unanimously recommends that you vote “FOR” approval of our 2009 Named Executive Officer compensation as described in this Proxy Statement.

As discussed in the Compensation Discussion and Analysis starting on page 24, our Board of Directors generally has provided compensation programs for the Company’s CEO and the other NEOs that are competitive with the market, performance-based, transparent and align with our stockholders’ interests over short- and long-term time horizons. Our CEO and NEO compensation programs generally have comprised primarily performance-based incentive opportunities, including multiple types of equity instruments with varied performance metrics and multi-year vesting schedules. The ultimate value of the equity awards made to our CEO and the other NEOs are based on Capital One’s sustained performance over time, both on an absolute basis and relative to our peers.

As discussed under “Named Executive Officers’ Compensation” on page 30, for 2009, the Compensation Committee and the independent directors designed the NEO’s (other than the CEO) compensation plan to comply with the provisions of EESA determined the structure that the Committee and the independent directors adopted for the NEOs’ (other than the CEO) 2009 compensation design. Under this plan, two-thirds of total compensation was to be paid in the form of base salary and up to the remaining one-third was to be paid as equity incentive compensation in the form of restricted stock. The NEOs were not eligible for annual cash bonuses or other forms of equity incentive compensation. For 2009, the Summary Compensation Table on page 37 includes the temporarily increased base salaries paid to the NEOs (other than the CEO) under their compensation plan. The Summary Compensation Table also includes as 2009 compensation any long-term incentives (in the form of stock options, restricted stock and performance shares) that were awarded to the NEOs (other than the CEO) in January 2009 based on performance for the fiscal year ended December 31, 2008. These long-term incentives comprised approximately 85% of the value of total compensation for each of the NEOs (other than the CEO) under their 2008 compensation plan. For the CEO, amounts shown in the Summary Compensation Table for 2009 represent awards granted in 2009 for 2009 performance.

Additional information relevant to your vote can be found in the “Compensation Discussion and Analysis” section of this proxy statement on pages 24 to 35 and on pages 36 to 54 in the Named Executive Officers Compensation section.

We ask for your advisory vote on the following resolution:

“Resolved, that Capital One’s stockholders hereby provide their advisory approval of the 2009 Named Executive Officer compensation as described in the Summary Compensation Table, the other compensation tables, the Compensation Discussion and Analysis and the related disclosures in this Proxy Statement.”

***

The Board unanimously recommends that you vote “FOR” advisory approval of our 2009 Named Executive Officer compensation as disclosed in this Proxy Statement.

SECTION XIII – STOCKHOLDER PROPOSAL REGARDING SENIOR EXECUTIVE STOCK RETENTION REQUIREMENTS (ITEM 4 ON PROXY CARD)

Capital One has been notified that a representative of the AFSCME Employees Pension Fund, 1625 L Street, NW, Washington, DC 20036-5687, intends to present the following proposal for consideration at the Annual Meeting.  The AFSCME Employees Pension Fund has submitted documentation indicating that it is the beneficial owner of 16,563 shares of Capital One common stock.

RESOLVED, that shareholders of Capital One Financial Corporation (“Capital One”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until two years following the termination of their employment (through retirement or otherwise), and to report to shareholders regarding the policy before Capital One’s 2011 annual meeting of the shareholders. The shareholders recommend that the Committee not adopt a percentage lower than 75% of net after-tax shares. The policy should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the executive.

Supporting Statement

Equity-based compensation is an important component of senior executive compensation at Capital One. The compensation for our CEO is all equity, and stock and option awards made up approximately three-quarters of reported compensation for the other NEOs in 2008. In the last five years, Chairman and CEO Richard Fairbanks has realized more than $398 million in reported through the exercise of 6,806,467 options and vesting of 241,680 shares. As of January 1, 2009, Mr. Fairbanks held 2,191,727 shares outright, less than one-third of the options he has already exercised, but held another 4,940,481 options. We believe that the alignment benefits touted by Capital One are not being fully realized.

We believe there is a link between shareholder wealth and executive wealth that correlates to direct stock ownership by executives. According to an analysis conducted by Watson Wyatt Worldwide, companies whose CFOs held more shares generally showed higher stock returns and better operating performance. (Alix Stuart, “Skin in the Game,”CFO Magazine (March 1, 2008))

Requiring senior executives to hold a significant portion of shares obtained through compensation plans after the termination of employment would focus them on Capital One’s long-term success and would better align their interests with those of Capital One shareholders. In the context of the current financial crisis, we believe it is imperative that companies reshape their compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation. A 2009 report by the Conference Board Task Force on Executive Compensation stated that hold-to-retirement requirements give executives “an evergrowing incentive to focus on long-term stock price performance.” (http://www.conference-board.org/pdf_free/ExecCompensation2009.pdf)

Capital One has a minimum stock ownership guideline requiring executives to own a number of shares of Capital One stock as a multiple of salary. We believe this policy does not go far enough to ensure that equity compensation builds executive ownership. We also view a retention requirement approach as superior to a stock ownership guideline because a guideline loses effectiveness once it has been satisfied.

We urge shareholders to vote for this proposal.

SECTION XIV – CAPITAL ONE STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL REGARDING SENIOR EXECUTIVE STOCK RETENTION REQUIREMENTS

The Board of Directors has carefully considered this proposal and believes it is not in the best interest of Capital One’s stockholders. Consequently, the Board unanimously recommends that Capital One stockholders vote “AGAINST” this proposal.

The Board shares the proponent’s view that Capital One’s executive officers should hold a significant equity ownership interest in the Company in order to align their interests with the long-term interests of the Company’s stockholders. However, the Board strongly believes that the Company’s existing stock ownership guidelines, coupled with its carefully designed executive compensation programs, already ensure meaningful executive stock ownership, align management and stockholder interests and promote a focus on long-term, sustainable value creation. Imposing the proposal’s strict limits could undermine the objectives of our compensation program, in turn making it more difficult and costly to attract, motivate and retain executive talent.

The Board believes that stock ownership by executive officers helps to align their interests with the long-term interests of our stockholders and sends a positive message regarding management’s commitment to long-term stockholder value creation. Capital One has stock ownership guidelines in place for all of its executive officers, including all of its Named Executive Officers. Under the guidelines, as described on page 32 of this proxy statement, all executive officers must own shares of Capital One stock with a fair market value of at least a certain multiple of their base salaries. For our Chief Executive Officer, the multiple is five times a notional base salary approved by the Board each year, since he has not received a cash salary in 13 years. For our other executive officers, the multiple is three times base salary. Our executive officers are also prohibited from engaging in hedging transactions in Capital One stock. The Compensation Committee annually reviews the guidelines and monitors executive officers’ progress toward meeting them. As of January 31, 2010, the stock ownership of each of our executive officers was in excess of the guidelines, with our Chief Executive Officer owning stock valued at 83 times his notional base salary and each other executive officer owning stock valued at an average of 9.7 times their base salaries, adjusted to reflect the temporarily increased salary levels under their 2009 compensation plan. The Board believes that these guidelines ensure that our executive officers have a significant stake in Capital One’s future and fulfill the purpose of this stockholder proposal.

Furthermore, the Compensation Committee and the independent directors carefully design compensation programs that utilize equity-based compensation vehicles as a substantial component of overall executive compensation. Under our historic compensation programs, 100% of our Chief Executive Officer’s compensation is equity-based, while 80% or more of the compensation of our other executive officers generally is paid through equity-based vehicles. These equity-based vehicles, including restricted stock, restricted stock units, performance shares and stock options, generally vest over three years. We believe that the award of a substantial portion of our executive officers’ compensation in equity-based vehicles that vest over multiple years provides a strong incentive for our executive officers to improve Capital One’s long-term performance and deliver value to our stockholders.

The retention policy called for by the proposal could severely limit the effectiveness of our executive compensation program. The restrictive nature of the retention requirement may be viewed unfavorably by prospective and existing executive officers, inhibiting our ability to attract, motivate and retain top talent. The requested policy also could incent executive officers to leave the Company in order to realize the value of earned equity compensation. Such unintended consequences would ultimately be detrimental to the long-term interests of the Company and our stockholders.

The Board believes the Company’s stock ownership guidelines and equity-based compensation programs have been responsibly designed and implemented in order to successfully align the interests of our executive officers with the long-term interests of our stockholders. The Board strongly believes that adopting the proposal would not be in the best interests of Capital One or its stockholders.

***

The Board of Directors unanimously recommends that Capital One stockholders vote “AGAINST” this stockholder proposal.

SECTION XV – STOCKHOLDER PROPOSAL REGARDING BOARD DECLASSIFICATION (ITEM 5 ON PROXY CARD)

Capital One has been notified that a representative of The City of New York Office of the Comptroller, 1 Centre Street, New York, NY  10007-2341, on behalf of various employee pension funds, intends to present the following proposal for consideration at the Annual Meeting. This group has submitted documentation indicating that it is the beneficial owner of 1,108,042 shares of Capital One common stock.

BE IT RESOLVED, that the stockholders of Capital One Financial Corporation request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

Supporting Statement

We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

In addition, since only a fraction of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.

SECTION XVI – CAPITAL ONE STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL REGARDING BOARD DECLASSIFICATION

The Board of Directors has carefully considered this proposal and believes it is not in the best interest of Capital One’s stockholders. Consequently, the Board unanimously recommends that Capital One stockholders vote “AGAINST” this proposal.

Stability and Continuity

In accordance with Capital One’s Certificate of Incorporation, the Board is divided into three classes, each serving a staggered three-year term. This structure provides the Board stability, continuity and independence. This structure also enhances long-term planning and ensures that, at any given time, the Board is comprised of directors who are intimately familiar with Capital One’s business and strategic goals. A classified board also benefits Capital One and its stockholders because it helps attract and retain director candidates who are willing to make long-term commitments of their time and energy. This commitment is critical to achieve Capital One’s goals and one that will best be fulfilled by a stable and continuous Board.

Independence

Electing directors to three-year terms provides non-management directors with a longer term of office that enhances their independence from management, as well as from special interest groups who may have an agenda contrary to a majority of stockholders’ long-term goals and objectives. As a result, independent directors with three-year terms are better able to make decisions that are in the best interest of Capital One and all of its stockholders.

Accountability to Stockholders

Directors elected to three-year terms are required to uphold the same fiduciary duties to Capital One and its stockholders, and are equally accountable to stockholders, as directors elected annually. Capital One’s majority director voting policy, set forth in our Amended and Restated Bylaws and our Corporate Governance Principles, promotes further director accountability to stockholders. This policy provides that in any uncontested election of directors, any director nominee who receives a greater number of votes “against” his or her election than votes “for” such election will tender his or her resignation to the Chairman of the Board. The Governance and Nominating Committee will consider the resignation and recommend to the Board whether or not to accept the resignation. The Board will then make a decision regarding the resignation and Capital One will publicly disclose their decision. This majority voting policy gives stockholders a meaningful role in the election of directors and acts as a vehicle for holding directors accountable for their actions or failure to act.

Protection against Takeovers

A classified Board structure enhances the Board’s ability to negotiate the best results for stockholders in a potential takeover situation by safeguarding against the replacement of a majority of Capital One’s Directors with hostile nominees at a single annual meeting, which would allow an acquirer to gain control of Capital One and its assets without paying fair market value to Capital One’s stockholders. A classified board does not preclude a takeover, but rather provides the Board the time and flexibility necessary to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all stockholders and weigh alternative methods of maximizing stockholder value for all stockholders, without the threat of imminent removal of a majority of Board members.

After careful consideration of this proposal, the Board believes that the retention of a classified board structure remains in the best long-term interests of Capital One and its stockholders.

***

The Board of Directors unanimously recommends that Capital One stockholders vote “AGAINST” this stockholder proposal.

SECTION XVII – OTHER BUSINESS

Other Business

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If other matters are properly brought before the meeting, the persons named in the accompanying proxy card will vote such proxy at their discretion.

Annual Report to Stockholders

Capital One’s Annual Report to Stockholders for the fiscal year ended December 31, 2009, including consolidated financial statements, is being furnished along with this proxy statement to Capital One’s stockholders of record. The Annual Report to Stockholders does not constitute a part of the proxy soliciting material. A copy of the Annual Report as well as Capital One’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, may be obtained at the Annual Meeting, at our website at www.capitalone.com under “Investors” or by contacting our Investor Relations department at Capital One’s address set forth on the Notice of Annual Stockholder Meeting. The Form 10-K, which is filed with the SEC, may also be obtained at the SEC’s website at www.sec.gov.

Stockholder Proposals for 2011 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in the proxy materials at the 2011 Annual Meeting may do so by following the rules prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for inclusion, stockholder proposals must be received by Capital One’s Corporate Secretary at the address on the Notice of Annual Stockholder Meeting no later than November ___, 2010.

Under our bylaws, if you wish to present other business before the stockholders at Capital One’s 2011 Annual Stockholder Meeting (“Capital One’s 2011 Annual Meeting”), or nominate a director candidate, you must give proper written notice of any such business to the Corporate Secretary not before January 29, 2011 and not after February 18, 2011. If Capital One’s 2011 Annual Meeting is not within thirty days before or seventy days after April 29, 2011, the anniversary date of this year’s Annual Meeting, you must send notice within ten days following any notice or publication of the meeting. Your notice must include the information specified in our bylaws concerning the business or nominee. Our bylaws set forth the information that must be furnished to the Corporate Secretary in order for any such notice to be proper. A copy of our bylaws may be obtained from the Corporate Secretary at Capital One’s address on the Notice of Annual Stockholder Meeting.

On behalf of the Board of Directors,

John G. Finneran, Jr.
Corporate Secretary

March ___, 2010